UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FRANK’S INTERNATIONAL N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FRANK’S INTERNATIONAL N.V.

Prins Bernhardplein 200, 1097 JB Amsterdam

The Netherlands

To the shareholders of Frank’s International N.V.:

You are cordially invited to attend a special meeting in lieu of an annual meeting of the shareholders of Frank’s International N.V. (the “Company”) to be held on November 6, 2013, at 1:00 p.m. Central European Time (“CET”), at J.J. Viottastraat 52, 1071 JT Amsterdam, the Netherlands. This special meeting has been called by the Company’s board of managing directors (the “Management Board”) and the Company’s board of supervisory directors (the “Supervisory Board”). At this meeting, you will be asked to consider and vote upon the following proposals:

1.	To elect two additional directors to the Supervisory Board;

2.	To approve on an advisory basis the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s (“SEC”) compensation disclosure rules, including the “Compensation Discussion and Analysis” (“CD&A”) section of the attached proxy statement, compensation tables and accompanying narrative disclosure; and

3.	To conduct an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

Your vote is very important. Holders of the Company’s common stock, par value €0.01 per share (the “Common Stock”), and Series A preferred stock, par value €0.01 per share (the “Preferred Stock”), are entitled to vote on the matters before the special meeting. Even if you plan to attend the special meeting, the Company urges you to promptly vote your shares of Common Stock or Preferred Stock by submitting your marked, signed and dated proxy card. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock or Preferred Stock personally if you attend the special meeting. Voting your shares of Common Stock or Preferred Stock by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your shares of Common Stock or Preferred Stock through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

I urge you to review carefully the attached proxy statement, which contains detailed descriptions of the proposals to be voted upon at the special meeting.

Sincerely,

Donald Keith Mosing

Chairman of the Supervisory Board, Chief Executive

Officer and President

Amsterdam, The Netherlands

October 18, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 6, 2013

The Notice of Special Meeting of Shareholders and the Proxy Statement for the Special Meeting of Shareholders, along with the information comprising the Company’s Annual Report to Shareholders, which accompanies the Proxy Statement, is available on the Company’s website at http://proxy.franksinternational.com.

i

FRANK’S INTERNATIONAL N.V.

Prins Bernhardplein 200, 1097 JB Amsterdam

The Netherlands

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

October 18, 2013

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Management Board and the Supervisory Board of the Company for use at Company’s special meeting. When used herein, references to the Company’s shareholders includes both holders of the Company’s Common Stock and Preferred Stock. This proxy statement and the accompanying form of proxy are first being mailed to the Company’s shareholders of record as of October 15, 2013 on or about October 18, 2013.

QUESTIONS AND ANSWERS

Shareholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING OR NEED ASSISTANCE VOTING, PLEASE CONTACT INVESTOR RELATIONS AT (713) 231-2720.

Q:	When and where is the special meeting?

A:	The special meeting will be held on November 6, 2013, at 1:00 p.m. CET, at J.J. Viottastraat 52, 1071 JT Amsterdam, the Netherlands.

Q:	Who is soliciting my proxy?

A:	The Management Board and the Supervisory Board are sending you this proxy statement in connection with their solicitation of proxies for use at the Company’s special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	All shareholders who own shares of Common Stock or Preferred Stock on the date of the special meeting, November 6, 2013, are entitled to vote the shares of Common Stock or Preferred Stock that they hold as of that date. Each shareholder that attends the special meeting in person may be asked to present valid picture identification, such as a driver’s license or passport. Though you may return a proxy card in advance of the special meeting, your vote pursuant to such proxy card will only be counted to the extent that you continue to own your shares of Common Stock or Preferred Stock on the date of the special meeting.

Each shareholder of the Company’s Common Stock is entitled to one vote for each share of Common Stock owned by them on the date of the special meeting on all matters to be considered. Each shareholder of the Company’s Preferred Stock is entitled to one vote for each share of Preferred Stock owned by them on all matters to be considered. The holders of shares of Common Stock and Preferred Stock will vote together as a single class. On October 15, 2013, 153,524,000 shares of Common Stock were outstanding and 52,976,000 shares of Preferred Stock were outstanding.

The Company is sending these proxy materials to shareholders of record as of October 15, 2013, which we established as the notice date to comply with applicable deadlines for purposes of compliance with the SEC and New York Stock Exchange (the “NYSE”) proxy solicitation rules. However, receipt of these proxy materials or the attached proxy card does not, by itself, entitle you to vote at the special meeting.

Q:	What vote is required to approve the proposals?

A:	The election of each director nominee to the Supervisory Board requires the affirmative vote of a simple majority of the votes cast, with the shares of Common Stock and Preferred Stock that are represented either in person or by proxy at the special meeting being treated as a single class.

Approval on an advisory basis of the compensation of the Company’s named executive officers requires the affirmative vote of a simple majority of the votes cast, with the shares of Common Stock and Preferred Stock that are represented either in person or by proxy at the special meeting being treated as a single class.

The selection of a frequency for future advisory votes on the compensation of the Company’s named executive officers requires the affirmative vote of a simple majority of the votes cast, with the shares of Common Stock and Preferred Stock that are represented either in person or by proxy at the special meeting being treated as a single class; however, because this vote is advisory and non-binding, if none of the frequency options receives a simple majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

Through their ownership of Mosing Holdings, Inc. (“Mosing Holdings”) and FWW B.V. (“FWW”), the Mosing family currently controls approximately 80% of the voting power entitled to vote at the special meeting. Accordingly, the Mosing family has the requisite voting power to ensure the appointment of the supervisory director nominees, the approval on an advisory basis of the compensation of the Company’s named executive officers and a frequency of three years for future advisory votes on the compensation of the Company’s named executive officers.

There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting. A properly executed proxy (for a holder as of the date of the special meeting) submitted without voting instructions will be voted “FOR” the election of each of the supervisory director nominees named in this proxy statement, “FOR” the approval on an advisory basis of the compensation of the Company’s named executive officers and for a frequency of “THREE (3) YEARS” for future advisory votes on the compensation of the Company’s named executive officers.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote your Common Stock or Preferred Stock by proxy in advance of the special meeting by mailing your completed, signed and dated proxy card in the enclosed postage-paid return envelope. If you mail in your proxy card, it must be received by the Company before the voting polls close at the special meeting.

You may also attend the special meeting and vote your shares of Common Stock or Preferred Stock in person. Even if you plan to attend the special meeting, please vote your proxy in advance of the special meeting (as described above) as soon as possible so that your shares of Common Stock or Preferred Stock will be represented at the special meeting if for any reason you are unable to attend in person. Though you may return a proxy card in advance of the special meeting, your vote pursuant to such proxy card will only be counted to the extent that you continue to own your shares of Common Stock or Preferred Stock on the date of the special meeting.

If you are a beneficial owner of Common Stock or Preferred Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock or Preferred Stock, or obtain a “legal” proxy from your broker or other nominee to vote at the special meeting. Please refer to the voter instruction card provided by your broker or other nominee for specific instructions on methods of voting.

Q:	What do I do if I want to change my vote after I have already voted by proxy?

A:	If you are a shareholder of record at the date of the special meeting, you may change or revoke your vote at any time before the voting polls close at the special meeting by:

•	delivering a later-dated, executed proxy card to the address indicated in the envelope accompanying the proxy card;

•	delivering a written notice of revocation of your proxy to the Company’s Secretary at 10260 Westheimer Rd., Houston, Texas 77042; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of Common Stock or Preferred Stock held in street name and you have instructed your broker or other nominee to vote your Common Stock or Preferred Stock, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Q:	If my shares of Common Stock or Preferred Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my Common Stock or Preferred Stock for me?

A:	Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors or the approval of Items two and three. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections or on Items two or three because they are not considered “votes cast.” If any other business properly comes before the special meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Supervisory Board knows of no matters, other than those previously stated, to be presented for consideration at the special meeting.

Q:	Who covers the expense of the proxy solicitation?

A:	The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by employees of the Company, without additional remuneration, by mail, phone, fax or in person. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the Company’s shares of Common Stock and Preferred Stock as of October 15, 2013 and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares of Common Stock or Preferred Stock by signing and returning the enclosed proxy card will help to avoid additional expense.

Q:	Are dissenters’ rights available to holders of Common Stock or Preferred Stock?

A:	Subject to certain exceptions, Dutch law does not recognize the concept of dissenters’ rights. Accordingly, dissenters’ rights are not available to the holders of the Company’s Common Stock or Preferred Stock with respect to matters to be voted upon at the special meeting.

Q:	Who can I contact for further information?

A:	If you have questions or need assistance voting, please contact Investor Relations at (713) 231-2720.

ITEM ONE - ELECTION OF DIRECTORS

The Management Board and the Supervisory Board have nominated the following individuals for election to the Supervisory Board, with a term beginning on November 6, 2013 to serve until the Company’s 2014 annual meeting of shareholders or until their successors are elected and qualified or upon earlier of death, disability, resignation or removal:

Gary P. Luquette

Michael C. Kearney

Upon the election of Mr. Luquette and Mr. Kearny, the size of the Supervisory Board will be increased from four to six members. Biographical information for each nominee, as well as for the Company’s current directors and executive officers, is contained in “Management.”

Neither the Management Board nor the Supervisory Board has any reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the number of members of the Company’s Supervisory Board will be reduced for the time being, until a meeting is called to appoint a substitute nominee that the Management Board and the Supervisory Board recommend.

EACH OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SUPERVISORY DIRECTOR NOMINEES.

MANAGEMENT

Board Structure

The Company currently has a two-tier board structure, consisting of a Management Board and a Supervisory Board, each of which must consist of at least one member under the Company’s Amended and Restated Articles of Association (the “Articles”).

Supervisory Board

Under Dutch law, the Supervisory Board’s duties include supervising and advising the Management Board in performing its management tasks. The Supervisory Board is expected to exercise oversight of management with the Company’s interests in mind. The Company’s Supervisory Board currently consists of four members, three of whom are members of the Mosing family, including the Company’s Chief Executive Officer, and will consist of six members upon the election of the supervisory director nominees to the Supervisory Board.

Management Board

The Management Board’s sole member is the Company’s wholly owned subsidiary, Frank’s International Management B.V. As a managing director, Frank’s International Management B.V.’s duties include the management of the Company, consulting with the Supervisory Board on important matters and submitting certain important decisions to the Supervisory Board for its prior approval.

Executive Officers and Supervisory Directors

Set forth below are the names, ages and positions of the Company’s executive officers, supervisory directors and the supervisory director nominees. All supervisory directors are elected for a term of one year or to serve until their successors are elected and qualified or upon earlier of death, disability, resignation or removal. All executive officers hold office until their successors are elected and qualified or upon earlier of death, disability, resignation or removal.

Name	Age	Position
Donald Keith Mosing	63	Chairman of the Supervisory Board, Director, Chief Executive Officer and President
Mark G. Margavio	52	Vice President, Chief Financial Officer and Treasurer
W. John Walker	48	Vice President of International Operations
C. Michael Webre	57	Vice President of Engineering
John W. Sinders	59	Senior Vice President of Finance and Investor Relations
Brian D. Baird	49	Vice President, Chief Legal Officer and Secretary
Steven B. Mosing	58	Supervisory Director
Kirkland D. Mosing	54	Supervisory Director
Sheldon Erikson	72	Supervisory Director
Gary P. Luquette	57	Supervisory Director Nominee
Michael C. Kearney	64	Supervisory Director Nominee

Donald Keith Mosing. Mr. Mosing has served as the Chairman of the Company’s Supervisory Board since the Company’s initial public offering in August 2013 and as the Company’s Chief Executive Officer and President since July 2011. Mr. Mosing began working for the family company in 1965 at age 14. Mr. Mosing established the Company’s third office, and first outside of Louisiana, in 1973, and then led the expansion of the Company’s operations across North America and into South America, Asia, Europe, Africa, the Middle East and Australia. The Company’s international operations were formally organized into a separate company in 1981, with Mr. Mosing serving as the Chairman, President and Chief Executive Officer. Mr. Mosing was named Chairman, President and Chief Executive Officer of all of the Company’s U.S. companies in July 2011, upon the retirement of his father, Donald E. Mosing. Mr. Mosing attended the University of Louisiana at Lafayette and Embry-Riddle Aeronautical University, where he graduated with a Bachelor of Science degree. Mr. Mosing was selected as a supervisory director because of his extensive experience and familiarity with the Frank’s companies. Mr. Mosing is the cousin of Kirkland D. Mosing and Steven B. Mosing.

Mark G. Margavio. Mr. Margavio currently serves as the Company’s Chief Financial Officer, a position he has held since 2003. Prior to serving in his current position, Mr. Margavio was the Company’s Vice President of Finance from 2002 until 2003. Prior to joining Frank’s International, Mr. Margavio was the Chief Financial Officer for Transoceanic Shipping Company, a global logistics company, from 1997 to 2002. From 1982 to 1997, Mr. Margavio held various positions in investments, treasury and finance, including Senior Lead Analyst in Treasury and Corporate Finance for Entergy Corporation and Director of Acquisition for RPC Inc. Mr. Margavio received his Bachelor of Arts degree in Economics from Southeastern Louisiana University and his Master of Business Administration degree from the University of New Orleans. Mr. Margavio earned his Certified Public Accountant designation in 1994. He also has received designations as a Certified Treasury Professional, Certified Cash Manager and Registered Investment Advisor.

W. John Walker. Mr. Walker currently serves as the Company’s Vice President of International Operations, a position that he has held since August 2012. Prior to serving in his current position, Mr. Walker served as the Vice President of North America from 2004 to 2012, and he assumed the additional responsibilities of Vice President of Brazil in July 2009. Mr. Walker also served as the Regional Manager of the Asia Pacific and Middle East divisions from 1999 to 2003. Mr. Walker entered the North Sea oil industry and served in several technical as well as supervisory field roles after obtaining an Ordinary National Certificate in Electrical and Electronic Engineering in 1982 from Aberdeen Technical College in Scotland. Mr. Walker has over 29 years of industry experience and has held positions across the world, including in Europe, North Africa, the Asia-Pacific region and the Middle East.

C. Michael Webre. Mr. Webre currently serves as the Company’s Vice President of Engineering, a position he has held since 2002. Mr. Webre has served in various capacities since first joining the Frank’s corporate family in 1979, including Mechanical Engineer, Senior Mechanical Engineer and Engineering Manager. Mr. Webre received both his Bachelor of Science degree in Mechanical Engineering and Master of Science degree in Engineering Systems from the University of Louisiana at Lafayette. Mr. Webre is a licensed Professional Engineer and is a member of the Society of Petroleum Engineers, American Society of Mechanical Engineers and the American Welding Society.

John W. Sinders. Mr. Sinders currently serves as the Company’s Senior Vice President of Finance and Investor Relations, a position he has held since September 2013. Prior to joining the Company, Mr. Sinders was the Global Chief Executive Officer of Clarkson Capital Markets, an investment banking business focused on the global maritime, oil services and natural resources sectors, from August 2008 to June 2013. Prior to that, Mr. Sinders served as a consultant for Clarkson Shipping Services from Sept 2007 to August 2009. Mr. Sinders served as Chairman of the Board of Aston Martin of North America from February of 2007 to July of 2008. He was Managing Director of Global Maritime and Oil Services for Jefferies & Company from November 2001 to February 2007. Mr. Sinders has also held senior banking positions at Jefferies & Company, RBC Dain Rausher and Hower Weil, where he advised a large number of oil services, exploration, production, and shipping companies. He has held several board positions in the energy and shipping industries. Mr. Sinders received his Juris Doctor Degree from the University of Virginia’s School of Law in 1979 and received his undergraduate degree in Government and Foreign Affairs from the University of Virginia in 1976, where he was a member of the Phi Beta Kappa Society. Mr. Sinders is a current member of the American Bureau of Shipping, a member of the Board for Mercator Lines Singapore, and a board member for the Children’s Assessment Center in Houston.

Brian D. Baird. Mr. Baird currently serves as the Company’s Vice President, Chief Legal Officer and Secretary, a position he has held since April 2005. Prior to joining Frank’s International in 2005, Mr. Baird was Vice President, General Counsel and Secretary of Pantellos, a Houston-based supply chain services and electronic marketplace company owned by 20 of the largest publically owned electric utility companies. Earlier in his career,

Mr. Baird practiced law with the law firms of Boyar & Miller from 1991 to 2001 and with Jenkens & Gilchrist from 1989 to 1991. He received both his Doctor of Jurisprudence in 1989 and his Bachelor of Business Administration degree in Finance in 1986 from the University of Texas. Mr. Baird’s legal background is broad-based with emphasis on mergers and acquisitions, corporate finance, venture capital, technology and e-commerce, commercial real estate, oilfield services and general corporate law. For 2013, Mr. Baird is serving as President of the Houston Chapter of the General Counsel Forum, and has served on its Board of Directors since 2010.

Steven B. Mosing. Mr. Mosing was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. Mr. Mosing has served on the board of directors for FCC and Frank’s Tong Service, Inc. since 2000. Additionally, Mr. Mosing is currently a director of Shoreline Energy LLC, an independent exploration and production company. Mr. Brent Mosing began his career with Frank’s full time in 1978 and has held various positions, including field sales, office sales, information technology and marketing. Mr. Mosing received his Bachelor of Science Degree in Economics from the University of Louisiana at Lafayette in 1978 and his Master of Business Administration from the Northwestern State University in 1993. Mr. Mosing was selected as a supervisory director because of his extensive experience and familiarity with the Frank’s companies. Mr. Mosing is the cousin of Donald Keith Mosing and Kirkland D. Mosing.

Kirkland D. Mosing. Mr. Mosing was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. Mr. Mosing has served as a technical sales representative for Frank’s Casing Crew and Rental Tools, LLC (“FCC”) and has been involved in sales technical support efforts since 1986, with a focus on hammer sales, pipe sales and CRT tools in the Lafayette, Louisiana and Dallas, Texas areas. Mr. Mosing has a Doctor of Veterinary Medicine from Louisiana State University. Mr. Mosing was selected as a supervisory director because of his extensive experience and familiarity with the Frank’s companies. Mr. Mosing is the cousin of Donald Keith Mosing and Steven B. Mosing.

Sheldon Erikson. Mr. Erikson was appointed to the Supervisory Board in connection with the Company’s initial public offering in August 2013. Mr. Erikson served as the Chairman, President and Chief Executive Officer of Cameron International Corporation from the time of its creation in 1995 through 2008, and currently serves on Cameron International Corporation’s board of directors. Prior to assuming his leadership role with Cameron, Mr. Erikson had a long and distinguished career in the energy and manufacturing sectors. He was Chairman of the Board, President and Chief Executive Officer of The Western Company of North America, an international petroleum service company engaged in pressure pumping, well stimulating and cementing and offshore drilling. Previously, he was President of the Joy Petroleum Equipment Group of Joy Manufacturing Company. Mr. Erikson is also a director of Endeavour International Corporation, an oil and gas exploration and production company; Rockwood Holdings, Inc., a company in the specialty chemicals and advanced materials businesses; General Partner of Red Rock Interests, a private company; and has been a director of Triton Energy Company and Spinnaker Exploration Company, both oil and gas exploration companies, Layne Christensen Co., a provider of services and related products for the water, mineral and energy markets, and NCI Building Systems, a provider of products and services for the construction industry. He also serves on the boards of the National Petroleum Council, American Petroleum Institute, National Ocean Industries Association and the Petroleum Equipment Suppliers Association, of which he is a past chairman. He also serves in positions of leadership in charitable and non-profit organizations, including The University of Texas MD Anderson Cancer Center and the Texas Heart Institute. He has an M.B.A. from the Harvard Graduate School of Business Administration and studied engineering and economics at the University of Illinois. Mr. Erikson was selected as a supervisory director because he has extensive experience in the oil and gas industry and serving on the boards of publicly traded companies.

Gary P. Luquette. Mr. Luquette previously served as President of Chevron North America Exploration and Production Company, a position he held from April 2006 until his retirement in September 2013. Prior to serving as President of Chevron North America Exploration and Production Company, Mr. Luquette served as Managing Director of Chevron Upstream Europe from January 2003 until April 2006. Mr. Luquette has held several other positions since beginning his career with Chevron in 1978, including Vice President, Profit Center Manager, Advisor and Engineer. Mr. Luquette graduated with a Bachelor of Science degree in civil engineering from the

University of Louisiana at Lafayette in 1978 and is currently a member of the American Petroleum Institute and former chair of the organization’s Upstream Committee. Additionally, Mr. Luquette is currently a member of the Greater Houston Partnership’s Executive Committee and serves on the board of directors for the United Way of Greater Houston. Mr. Luquette is also a member of the board of directors of McDermott International, Inc. Mr. Luquette was selected as a supervisory director nominee because of his experience in the oil and gas industry and his experience managing other public companies.

Michael C. Kearney. Mr. Kearney is currently a supervisory director for Core Laboratories, a position he has held since 2004, and is currently Chairman of the Core Laboratories Audit Committee. Mr. Kearney previously served as President and Chief Executive Officer of DeepFlex Inc., a privately held oil service company that manufactures flexible pipe used in offshore oil and gas production, from September 2009 until June 2013, and had served as the Chief Financial Officer of DeepFlex Inc. from January 2008 until September 2009. Mr. Kearney served as Executive Vice President and Chief Financial Officer of Tesco Corporation, a publicly held international oil service company, from October 2004 to January 2007. From 1998 until 2004, Mr. Kearney served as the Chief Financial Officer and Vice President - Administration of Hydril Company, a manufacturer of products for petroleum drilling and production. Mr. Kearney received a Master of Science degree in Accountancy from the University of Houston as well as a Bachelor of Business Administration degree in Finance from Texas A&M University. Mr. Kearney was selected as a supervisory director nominee because of his experience in the oil and gas industry and his experience serving on the board of directors of other companies.

Status as a Controlled Company

The Company has elected to be treated as a “controlled company” as that term is set forth in Section 303A of the NYSE Listed Company Manual. Under Section 303A of the NYSE Listed Company Manual, a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is considered a controlled company. The Mosing family currently controls approximately 80% of the combined voting power of the Common Stock and Preferred Stock. Accordingly, the Company is a “controlled company” as that term is defined in Section 303A of the NYSE Listed Company Manual.

Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including: (1) the requirement that a majority of its Supervisory Board consist of independent directors; (2) the requirement that it have a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) the requirement that it have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Notwithstanding the Company’s status as a controlled company, the Company remains subject to the NYSE corporate governance standard that requires the Company to have an audit committee composed entirely of independent directors.

Once the Company ceases to be a controlled company, the Supervisory Board will be required to have a compensation committee and a nominating and governance committee, each with at least one independent director. Within 90 days of ceasing to be a controlled company, the Company will be required to have each of a compensation committee and a nominating and governance committee with a majority of independent directors, and within one year of ceasing to be a controlled company, the Company will be required to have fully independent compensation and nominating and governance committees and a majority of the Company’s Supervisory Board must be comprised of independent directors.

Committees of the Supervisory Board

The Company’s Supervisory Board currently only has one standing committee: the audit committee. The audit committee has the composition and responsibilities described below. Currently, the Company has elected to not have a compensation committee or a nominating and governance committee because it is a “controlled company” within the meaning of the NYSE corporate governance standards. The Company may decide in the future to create a nominating and governance committee, a compensation committee or additional committees.

Audit Committee

The audit committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Company’s Supervisory Board, including: the selection of the Company’s independent accountants, the scope of the Company’s annual audits, fees to be paid to the independent accountants, the performance of the Company’s independent accountants and the Company’s accounting practices. In addition, the audit committee oversees the Company’s compliance programs relating to legal and regulatory requirements. The Company has adopted an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE market standards, which is available at www.franksinternational.com.

Mr. Erikson is currently the chairman and sole member of the audit committee of the Company’s Supervisory Board and is the audit committee financial expert. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in the rules and regulations of the SEC. The Supervisory Board has determined that each of Mr. Erikson and Mr. Kearney is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Upon their election to the Supervisory Board, Mr. Luquette and Mr. Kearny will be appointed to the audit committee. The Company has determined that each of Messrs. Erikson, Luquette and Kearney are financially literate as defined by the rules and regulations of the SEC.

Director Independence

Rather than adopting categorical standards, the Supervisory Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director or director nominee has with the Company, including the nature and extent of any business relationships between the Company and each director or director nominee, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Supervisory Board has affirmatively determined each of Messrs. Erikson, Luquette and Kearney have no material relationships with the Company and are independent as defined by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and by the corporate governance standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code.

Board and Committee Meetings

Upon completion of the Company’s initial public offering, the Company created a two tiered board structure. Since creating a two tiered board structure, the Supervisory Board has held one meeting, the audit committee of the Supervisory Board has held one meeting and the Management Board has not held any meetings. During this time, each of the Company’s supervisory directors attended at least 75% of the Supervisory Board meetings and the meetings of the committees on which that director served. The Company’s directors are encouraged to attend the annual meeting of shareholders.

Selection of Supervisory Director Nominees and Shareholder Participation

Pursuant to the Company’s Articles, supervisory directors are typically appointed at the annual general meeting of shareholders. The number of members of the Company’s Supervisory Board is determined from time to time at a general meeting of shareholders upon a proposal by the Supervisory Board, but will not be greater than nine. Pursuant to the Company’s Articles, the Mosing family has the right to make a binding recommendation of one director for nomination to the Supervisory Board for each 10% of the outstanding Common Stock and Preferred Stock, treated as a single class, they collectively beneficially own, up to a maximum of five directors.

The general meeting is free to appoint a supervisory director if no recommendation is made by the Mosing family within three months of a position becoming vacant. A recommendation submitted on time by the Mosing

Family is binding. However, the general meeting may disregard the recommendation by the Mosing family if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

In evaluating supervisory director candidates, the Company assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Supervisory Board’s ability to oversee and direct the Company’s affairs and business, including, when applicable, to enhance the ability of committees of the Supervisory Board to fulfill their duties and the quality of the Supervisory Board’s deliberations and decisions. In evaluating supervisory directors, the Company considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. The Company will consider director candidates recommended by shareholders on the same basis as candidates recommended by the Supervisory Board and other sources. For a description of the procedures and qualifications required to submit shareholder proposals, including for nominating directors, please see “Shareholder Proposals.” Other than as described above, the Company does not have a policy regarding consideration of director candidates submitted by shareholders.

Communications with Directors of the Company

The Supervisory Board welcomes questions or comments about the Company and its operations. Interested parties who wish to communicate with Supervisory Board, the non-employee or independent directors, or any individual director, may write to Frank’s International N.V., 10260 Westheimer Rd., Houston, Texas 77042, Attention: Corporate Secretary. If requested, any questions or comments will be kept confidential to the extent reasonably possible. Depending on the subject matter, the Corporate Secretary, will:

•	forward the communication to the director or directors to whom it is addressed;

•	refer the inquiry to the appropriate corporate department if it is a matter that does not appear to require direct attention by the Supervisory Board or an individual director; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Compensation Committee Interlocks and Insider Participation

Because the Company is a “controlled company” within the meaning of the NYSE corporate governance standards, it does not have a compensation committee. None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Supervisory Board. No member of the Company’s Supervisory Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company. Upon the election of the director nominees to the Company’s Supervisory Board, it will consist of six members, three of whom are members of the Mosing family, including the Company’s Chief Executive Officer.

For the fiscal year ended 2012, Donald Keith Mosing, Mark G. Margavio, Robert R. Gilbert and the Company’s Director of Human Resources participated in deliberations concerning executive officer compensation, together with Kirkland D. Mosing and Steven B. Mosing (but without Donald Keith Mosing) with respect to Donald Keith Mosing’s compensation. For certain related party transactions required to be disclosed regarding Donald Keith Mosing, Kirkland D. Mosing and Steven B. Mosing, please see “Certain Relationships and Related Party Transactions.”

Risk Oversight

The Supervisory Board is actively involved in oversight of risks that could affect the Company. This oversight function is conducted primarily through the audit committee, but the full Supervisory Board retains responsibility for general oversight of risks. The audit committee is charged with oversight of the Company’s system of internal controls and risks relating to financial reporting, legal, regulatory and accounting compliance. The Company’s

Supervisory Board will continue to satisfy its oversight responsibility through full reports from the audit committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. In addition, the Company has internal audit systems in place to review adherence to policies and procedures, which are supported by a separate internal audit department.

Executive Sessions of the Supervisory Board

The non-management supervisory directors will have regularly scheduled meetings in executive session. In the event that the non-management supervisory directors include supervisory directors who are not independent under the listing requirements of the NYSE, then at least once a year, there will be an executive session including only independent supervisory directors. The supervisory director who presides at these meetings (the “Lead Supervisory Director”) will be chosen by the Supervisory Board. The Lead Supervisory Director is responsible for preparing an agenda for the meetings of the independent supervisory directors in executive session. The Company has not currently selected a Lead Supervisory Director.

Board Leadership Structure

Currently, Donald Keith Mosing serves as both the Company’s Chief Executive Officer and chairman of the Supervisory Board. While the Supervisory Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Supervisory Board believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Supervisory Board to effectively carry out the role of Chairman.

The Supervisory Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Supervisory Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company.

Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers

The Company’s Supervisory Board has adopted a Code of Ethics for its Chief Executive Officer, Chief Financial Officer and all other financial and accounting officers. Any change to, or waiver from, the Code of Ethics will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. A copy of the Company’s Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers is available on the Company’s website at www.franksinternational.com.

Code of Conduct

The Company’s Supervisory Board has adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, supervisory directors, managing directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any change to, or waiver from, this Code of Business Conduct and Ethics may be made only by the Company’s Supervisory Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. A copy of Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.franksinternational.com.

Corporate Governance Guidelines

The Company’s Supervisory Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.franksinternational.com.

COMPENSATION COMMITTEE REPORT

Since the Company’s initial public offering, and in preparation for the filing of this proxy statement with the SEC, the Supervisory Board:

•	reviewed and discussed the Company’s disclosure set forth herein under the heading “Compensation Discussion and Analysis” with management; and

•	recommended that the disclosure set forth herein under the heading “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Supervisory Board

Donald Keith Mosing

Steven B. Mosing

Kirkland D. Mosing

Sheldon Erikson

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) provides information regarding the executive compensation program for the Company’s principal executive officer, principal financial officer, and three other highest compensated executive officers at the end of the last completed fiscal year (the “Named Executive Officers”) and is intended to provide perspective regarding the Company’s executive compensation program, including the philosophy, objectives, compensation processes, and key components of compensation.

The following individuals were Named Executive Officers as of December 31, 2012:

•	Donald Keith Mosing, Chairman of the Supervisory Board, Director, Chief Executive Officer (“CEO”) and President;

•	Mark G. Margavio, Chief Financial Officer (“CFO”);

•	W. John Walker, Vice President of International Operations;

•	Robert R. Gilbert, our prior Executive Vice President and Chief Operating Officer—U.S. Services and Pipe and Products; and

•	C. Michael Webre, Vice President of Engineering.

Although this CD&A focuses on the Company’s executive compensation program during the last fiscal year, it also describes compensation actions taken before or after the last completed fiscal year to the extent such discussion enhances the understanding of the Company’s executive compensation disclosure. In connection with the initial public offering, the Company has made some adjustments (and may in the future make additional adjustments) to its compensation practices in order to make them more appropriate for a public company. This CD&A discusses the compensatory practices in place during 2012 and highlights the changes the Company has implemented or expects to implement in connection with its transition to a publicly traded Company.

Overview of Executive Compensation and our Compensation Process

As a private company in 2012, the compensation arrangements with the Named Executive Officers were determined on an individual basis, generally based on negotiations between the individual and the CEO, and in consultation with the CFO, Mr. Gilbert, or Director of Human Resources when appropriate. The CEO’s compensation arrangements were historically determined based on direct negotiations with the Board of Directors of FII (the “FII Board”), which consisted of Kirkland D. Mosing, Steven B. Mosing, and the Company’s CEO, with the CEO abstaining from all discussions and decisions related to his own compensation. The Named Executive Officers’ compensation has generally been reviewed and adjusted on an annual basis.

Although the Company has not historically had a formal compensation committee, its CEO, CFO, Mr. Gilbert and Director of Human Resources together have historically operated as an informal compensation committee, together with the FII Board (less the CEO) with respect to the CEO’s compensation, for purposes of designing the Company’s compensation program. Following the completion of the initial public offering, the Company became a “controlled company” within the meaning of the NYSE corporate governance standards. As a controlled company, the Company is not required to have a compensation committee composed entirely of independent directors. Until the date that a formal compensation committee comprised entirely of independent directors is formed, the Company intends to continue to rely on its informal compensation committee process, with the Supervisory Board acting in the place of the FII Board with respect to the CEO’s compensation. In the future, our independent directors may be involved in the compensation review process to a greater extent.

The main components of the Company’s executive compensation program have historically consisted of the following components, which are described in greater detail below:

•	base salary;

•	annual cash incentive awards;

•	deferred compensation and long-term incentive compensation;

•	severance benefits; and

•	limited perquisites.

As described in greater detail below, the annual cash incentive award program has consisted of annual discretionary cash bonuses, while the long-term incentive awards have consisted of discretionary Company contributions to the Frank’s Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), which is subject to time-based vesting. In addition, three of the Named Executive Officers have existing employment agreements that provide for severance pay in the event of certain qualifying terminations of employment.

The decisions regarding the various levels and forms of compensation for the Named Executive Officers have historically been made in the discretion of the CEO (in consultation with the other members of the informal compensation committee) with respect to the other Named Executive Officers and by the FII Board (less the CEO) with respect to the CEO. Factors considered in making this determination included overall market conditions, the CEO’s or FII Board’s sense of the amounts necessary to remain competitive in the marketplace, the particular Named Executive Officer’s collaboration and teamwork skills, and for all of the Named Executive Officers other than the CEO and CFO, the financial performance of the business or geographical unit led by the Named Executive Officer as compared to the performance of the market in the industry. Consideration has also historically been given to the compensation received by the individual in prior years relative to performance in those years versus the performance of the individual in the most recent fiscal year. Since the Company has not in prior years provided any of the Named Executive Officers with grants of equity, the Company has previously focused on annual bonuses and Deferred Compensation Plan contributions to incentivize short-term and long-term performance. While historical compensation decisions may have been based on more of a subjective assessment, it is anticipated that the Company’s future compensation decisions will be guided by more qualitative and quantitative analysis.

Through its informal compensation committee, the Company has begun the process of analyzing its executive compensation program with the goal of modifying it to be more suitable for a public company. To aid in this process, the Company has engaged Meridian Consultants, LLC (“Meridian”), a nationally recognized compensation consulting firm with experience in assisting similar U.S. companies that provide services to the oil and gas industry. The Company is working with Meridian to refine its executive compensation arrangements to ensure that (i) total executive compensation is in line with the executive compensation among the Company’s peer group and (ii) overall compensation aligns the executives’ interests with those of the Company’s stockholders by tying a meaningful portion of each executive’s cash and equity compensation to the achievement of performance targets and by including time-based vesting requirements in the long-term equity incentive compensation awards. The process of modifying the Company’s executive compensation policies and practices is still being refined, but the Company has received recommendations from Meridian that the Company expects will be used to implement new compensation arrangements during the period following the initial public offering. Messrs. Mosing, Gilbert, and Webre all have existing employment agreements, which are being re-evaluated in connection with the Company’s transition to a public company. For additional detail regarding the terms of the current employment agreements, see “—Components of the Company’s Compensation Program—Severance Benefits” and “—Potential Payments Upon Termination or a Change in Control.”

Goals of the Compensation Program

The Company is focused on establishing an executive compensation program that is intended to attract, motivate, and retain key executives and to reward executives for creating and increasing the value of the Company. These objectives are taken into consideration when creating the Company’s compensation arrangements, when setting each element of compensation under those programs, and when determining the proper mix of the various compensation elements for each of the Named Executive Officers. The Company periodically reevaluates whether its compensation programs and the levels of pay awarded under each element of compensation achieve these objectives. For example, the Company concluded that its decision to list its shares on a public stock exchange would change the duties and responsibilities of its executive officers and may change the group of companies with which it competes for executive talent such that a formal reevaluation was advisable.

To ensure the Company continues to meet its compensation objectives as a public company, it is working closely with Meridian and using market data to develop an understanding of the current compensation practices among peers and to ensure that the executive compensation program is competitive within the industry. In furtherance of this goal, the Company has identified, with Meridian’s assistance, an initial peer group consisting of the following 17 companies in order to create a broad sample for purposes of evaluating compensation practices:

•	C&J Energy Services, Inc.

•	Core Laboratories N.V.

•	Dresser-Rand Group Inc.

•	Dril-Quip, Inc.

•	Exterran Holdings, Inc.

•	Forum Energy Technologies, Inc.

•	Helix Energy Solutions Group, Inc.

•	Hercules Offshore, Inc.

•	Hornbeck Offshore Services, Inc.

•	Lufkin Industries Inc. (subsequently acquired)

•	Newpark Resources, Inc.

•	Noble Corp

•	Oceaneering International, Inc.

•	Precision Drilling Corporation

•	Rowan Companies plc

•	RPC, Inc.

•	SEACOR Holdings Inc.

Meridian worked with the informal compensation committee to select this group of publicly traded companies from the same or similar industry and within a certain range of our annual revenue to serve as the Company’s peer group for purposes of obtaining data regarding the compensation practices of peers.

In order to ensure that the Company’s total compensation program is competitive with its peers following the completion of the Company’s initial public offering, it is expected that the Company’s informal compensation committee will evaluate the data regarding the compensation practices of the Company’s peers and may approve targeting overall compensation of the Named Executive Officers (other than the CEO) at or near a certain percentile of the peer group companies, and that the Supervisory Board (minus our CEO) will make recommendations concerning the CEO’s overall compensation in a similar fashion, which may target a different percentile of the peer group companies. It is expected that the informal compensation committee and the Supervisory Board will consider whether the targeted percentiles should be 75% for the CEO’s overall compensation and 50% for the other overall compensation of the other Named Executive Officers. The Company further expects that its Supervisory Board may make a final determination regarding the recommended specific allocation of the CEO’s total targeted compensation among the various compensation elements and that the informal compensation committee and/or Supervisory Board will also approve the allocation of the other Named Executive Officers compensation elements.

The Company is also seeking to more closely align its executives’ interests with those of shareholders through the use of long-term incentive plan awards. The Company feels that this reevaluation of its compensation programs and each of the elements of its compensation scheme is necessary to ensure that its programs continue to meet the objectives that have been set in the context of a growing, publicly traded company. This review may result in substantial changes to the Company’s executive compensation programs, which will be disclosed when required in connection with their implementation.

Components of the Company’s Executive Compensation Program

The employment agreements that the Named Executive Officers (other than Messrs. Margavio and Walker) have previously entered into provide for three principal elements of compensation: base salary, cash bonuses, and severance pay. Cash bonuses have been paid annually on a discretionary basis for each of the Named Executive Officers except Mr. Mosing, whose annual cash bonus has been paid pursuant to a specific formula based on Company performance measures. In addition, each of the Named Executive Officers are eligible to participate in the Deferred Compensation Plan, which provides for annual discretionary Company contributions that vest at the end of a five-year period. The Company believes this mix of compensation has historically aligned its executives’ compensation with the Company’s short-term and long-term goals. While the Company feels that the employment agreements have historically been beneficial to both the executive and the Company, the continued suitability of these employment agreements is being evaluated, and the Company may enter into new employment agreements with certain of its Named Executive Officers at some time in the future.

Below is a description of each of the principal elements of the Company’s current compensation program and the Company’s current view on these elements. The Company recognizes that in connection with the review its informal compensation committee is undertaking with Meridian, the goals themselves and the methods of implementing those goals may change.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation for each year for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. Base salaries have typically been reviewed in September or October of each year for each Named Executive Officer based on Company performance, cost-of-living adjustments, and personal performance. Any resulting base salary adjustments have typically occurred in November. Base salaries are also re-evaluated at the time of any promotion or significant change in job responsibilities. Historically, base salary review has been made by the informal compensation committee for each of the Named Executive Officers other than the CEO and the CFO, by the CEO for the CFO, and by the FII Board (less the CEO) for the CEO. Under the terms of Mr. Mosing’s current employment agreement, his base salary can be increased, but generally not decreased (except in response to unusual economic conditions and only if the reduction is consistent with the percentage reduction applied to other executive employees), following review and determination by the FII Board (which is now to be determined by the Supervisory Board), which review was historically required to occur annually or more frequently from time to time in the discretion of the FII Board. Under the terms of the current employment agreements for Messrs. Gilbert and Webre, “base compensation” (defined as including salary, bonus, automobile allowance, and benefits accrued as of the effective date of the agreements) shall not be reduced during any annual review except by mutual agreement of the parties. In November 2012, the annual base salary review resulted in implementation of the following base salary adjustments for each of the Named Executive Officers: $762,023 for Mr. Mosing; $307,743 for Mr. Margavio; $355,446 for Mr. Walker; $409,164 for Mr. Gilbert; and $378,446 for Mr. Webre.

In connection with the Company’s initial public offering, it is anticipated that the informal compensation committee of the Company’s board of directors (and the Supervisory Board, less the CEO, with respect to the CEO) will analyze the appropriateness of the base salary for each of the Named Executive Officers (including Mr. Gilbert) in light of the base salaries of the peer group identified with the assistance of Meridian, both on a stand-alone basis and as a component of total compensation. This review may result in the establishment of changes in the annual base salaries for the Named Executive Officers, to be effective as established pursuant to such review. In the future, the Company expects the Supervisory Board will review base salaries on an annual basis to determine if the Company’s financial and operating performance, as well as the executive officer’s personal performance, the cost of living factor, and any other factors that the Supervisory Board deems appropriate to consider, support any adjustment to the executive’s base salary.

Cash Bonus

The Company’s annual bonus program is intended to reward executives for personal and Company performance. Generally, in determining the amount of each executive’s annual bonus (other than the annual bonus for the CEO), the Company has previously considered Company growth and earnings for the year, as well as the employee’s performance, the employee’s past bonus compensation, and market compensation. While each of these factors has been taken into account, the CEO has historically had full discretion to award any level of annual bonus, including awarding no bonus, to each of the other Named Executive Officers. In contrast, Mr. Mosing’s current employment agreement provides that his annual bonus will be equal to at least 2% of the Company’s annual EBITDA, but it is expected that the Supervisory Board will evaluate this practice and determine the appropriate annual bonus arrangement to recommend for Mr. Mosing going forward.

The determination of the amount of any annual bonus that will be paid to a Named Executive Office has historically been made by the CEO with respect to the other four Named Executive Officers and by the FII Board (less the CEO) with respect to Mr. Mosing (subject to the minimum annual bonus required by Mr. Mosing’s existing employment agreement). Other than with respect to Mr. Mosing, annual bonuses have historically been paid in November of each year, based on performance for the fiscal year.

The Company intends to continue to provide annual incentive cash bonuses to reward achievement of financial or operational goals so that total compensation reflects actual Company and individual performance. Following the conclusion of the informal compensation committee’s review of the Company’s compensation policies with data supplied by Meridian, the annual bonus program may significantly change. The Company expects that its compensation committee or Supervisory Board may establish performance goals (with threshold, target and maximum levels) to be used in determining cash bonuses that may become payable at threshold, target, and maximum amounts and which will align the executive officers’ compensation with the performance of the Company as a whole. Any such goals are expected to be established in connection with the review of the data provided by Meridian.

Deferred Compensation Plan

The Company has historically offered long-term incentives to each of the Named Executive Officers other than Mr. Mosing (whose long-term incentives have historically been achieved through his ownership interests) through discretionary Company contributions under the Deferred Compensation Plan. These contributions vest in full after five years and serve as a long-term retention tool. Historically, each April, the informal compensation committee recommends for approval by the CEO the amount of the discretionary Company contribution to be made on behalf of each Named Executive Officer other than Mr. Mosing, and this amount is contributed to the applicable Named Executive Officer’s Deferred Compensation Plan account each May. Going forward, the Company expects that the Supervisory Board will make these determinations. While Mr. Mosing is eligible, under the terms of the Deferred Compensation Plan, to receive a Company contribution in the Company’s discretion, the Company has not historically credited him with any such contributions under this plan, but this practice may change in the future.

The Deferred Compensation Plan also allows each Named Executive Officer, including Mr. Mosing, to elect to defer a percentage of his compensation (defined as the Named Executive Officer’s base salary, bonus, commission, and any other cash or equity-based compensation approved by the plan’s administrative committee) until the executive’s termination of employment or until a future date specified by the executive at the time of his deferral election.

To create additional incentives for the executive officers to continue to grow the Company, the Company has established a long-term incentive plan and an employee stock purchase plan intended to satisfy the requirements of section 423 of the Code (“ESPP”), both of which were adopted in connection with the initial public offering. Both the ESPP and the long-term incentive plan were adopted by the Company’s board and approved by stockholders prior to the completion of the initial public offering. The Company believes that adding an equity component to the Company’s compensation program is vital to align the executive officers’ interests with equity holders’ interests through shared ownership.

Long-Term Incentive Plan

Based on discussions with Meridian, on July 26, 2013, the Company’s board of directors adopted, and stockholders approved, an omnibus long-term incentive plan (the “LTIP”) that provides for the grant of a variety of awards. In connection with the closing of the initial public offering, the Company’s board granted restricted stock unit awards to certain employees (including the Named Executive Officers) that are key to the Company’s operations, pursuant to the LTIP described below. More specifically, concurrently with the Company’s initial public offering, the board granted under the LTIP stock-settled Restricted Stock Units (“RSUs”) to officers and employees valued at an aggregate of $78,000,000. This included RSUs granted to the Named Executive Officers in the following amounts: For the CEO, an RSU award valued at $25,000,000, with the number of RSUs subject to the award calculated based on the fair market value of the Company’s Common Stock on the date of grant, resulting in an award of 1,136,364 RSUs; and for the remaining Named Executive Officers, including Mr. Gilbert (as well as other executive officers and employees serving as first-level vice presidents (the “Officer Group”)), RSU awards valued at a total of $17,500,000 for the entire group (with the total number of RSUs granted to this group determined under the same formula as described above for the CEO, and with each executive officer’s individual RSU allocation determined by the CEO, resulting in 113,636 RSUs being awarded to each Named Executive Officer. The initial RSU awards to the CEO and the Named Executive Officers (as well as the Officer Group) will vest 20% per year over the first three years, with the remaining 40% vesting on March 31, 2017. The initial RSU awards granted to other officers and employees will vest ratably over a three-year period. It is anticipated that any such equity awards granted to officers and outside directors in the future will be subject to time-based vesting; however, except as described above with respect to the initial grants made to the Named Executive Officers in connection with the Company’s initial public offering, the board has not yet made final determinations as to the number of awards to be granted to Named Executive Officers in the future, when the awards will be granted, or the schedule on which the awards will become vested.

The description of the LTIP set forth below is a summary of the material features of the plan. This summary, however, does not purport to be a complete description of all the provisions of the LTIP. This summary is qualified in its entirety by reference to the LTIP, which was filed as an exhibit to the registration statement filed on Form S-8, filed with the Securities and Exchange Commission on August 14, 2013.

Overview

The LTIP provides the flexibility to make grants of stock options (both incentive stock options and options that do not constitute incentive stock options), restricted stock, restricted stock units, dividend equivalents, performance awards, annual incentive awards, bonus stock awards, or other stock-based awards. All officers and employees of the Company or its subsidiaries, as well as other individuals who provide services to the Company or its subsidiaries (including directors), are eligible to receive awards under the LTIP. The LTIP will expire upon the earlier of (i) its termination by the Supervisory Board, (ii) the date Common Stock is no longer available under the LTIP for grants of awards, or (iii) the tenth anniversary of the effective date of the LTIP.

Administration of LTIP

The LTIP will initially be administered by the Supervisory Board or a designated committee thereof (the “Committee”). Under the terms of the LTIP, the Committee has the power to (1) adopt, amend, and rescind administrative and interpretative rules and regulations relating to the LTIP, (2) determine which eligible individuals will be granted awards under the LTIP and the time or times at which such awards will be granted, (3) determine the amount of cash and/or the number of shares of Common Stock that will be subject to each award under the LTIP, (4) determine the terms and provisions of each award agreement, (5) accelerate the time of vesting or exercisability of any award that has been granted under the LTIP, (6) construe the respective award agreements and the LTIP, (7) make determinations of the fair market value of the Common Stock pursuant to the LTIP, (8) delegate its duties under the LTIP (including, but not limited to, the authority to grant awards) to such agents as it may appoint from time to time and (9) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the LTIP, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.

Shares Available for Awards Under the LTIP

The aggregate maximum number of shares of Common Stock that may be issued under the LTIP will not exceed 20,000,000. Shares of Common Stock cancelled, settled in cash, forfeited, or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The Common Stock delivered pursuant to such awards may be Common Stock acquired in the open market or acquired from any affiliate or other person, or any combination of the foregoing, as determined in the discretion of the Committee. In addition, the following limitations apply with respect to awards granted under the LTIP to the extent the awards will be subject to the restrictions under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) that apply to compensation paid following the reliance period described in Treasury Regulation §1.162-27(f) and granted to a “covered employee” as defined under section 162(m) of the Code:

•	The maximum number of shares of Common Stock that may be subject to awards denominated in shares of the Company’s Common Stock granted to any one individual during any one calendar year in the term of the LTIP (excluding awards granted in connection with the Company’s initial public offering) may not exceed 2,500,000 shares; and

•	A maximum amount of $50,000,000 may be granted to any one individual during any calendar year with respect to awards either designated to be paid only in cash or for which the settlement is not based on a number of shares of Common Stock (with such value determined on the date of grant).

The LTIP provides that if the Company effects a subdivision or consolidation or an extraordinary cash dividend on the shares of our Common Stock, the number of shares of stock subject to the award, and the purchase price thereunder (if applicable) will be proportionately adjusted. If the Company recapitalizes, reclassifies, or otherwise changes its capital structure, outstanding awards will be adjusted so that the award will thereafter cover the number and class of shares to which the holder would have been entitled if he had been the holder of record of the shares covered by such award immediately prior to the recapitalization, reclassification, or other change in capital structure. Further, the aggregate number of shares available under the LTIP and the individual award limitations described above will also be appropriately adjusted.

Types of LTIP Awards

At the discretion of the Committee, awards under the LTIP may be granted in the forms described below. Each award will be evidenced by an award agreement setting forth the specific terms and conditions applicable to the award.

Options. The LTIP provides for the granting of incentive stock options or options that do not constitute incentive stock options. The Committee will determine the terms of any stock options granted under the LTIP, including the purchase price and when such options become vested and exercisable. The Committee will also determine the term of each option (up to a maximum term of 10 years), the time at which an option may be exercised, and the method by which payment of the purchase price may be made.

Stock Appreciation Rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s Common Stock between the date of grant and the exercise date. The

Committee will determine the terms of any stock appreciation rights, including when such rights become vested and exercisable and whether to pay the appreciation in cash, in shares of the Company’s Common Stock, or a combination thereof. The term of each stock appreciation right may not exceed 10 years from the date of grant.

Restricted Stock. Pursuant to a grant of restricted stock, shares of the Company’s Common Stock may be issued or delivered to participants, subject to certain restrictions on the disposition thereof and certain obligations to forfeit the shares to the Company as may be determined in the discretion of the Committee. The restrictions on disposition and the forfeiture restriction for restricted stock may lapse at such times and under such circumstances (including based on achievement of performance goals and/or future service requirements) or in such installments as the Committee may determine. The recipient may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares until the expiration of the restriction period. However, upon the issuance of shares of Common Stock pursuant to a restricted stock award, except as otherwise determined by the Committee, the holder will have all the rights of a holder of the Company’s Common Stock with respect to the shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares. Dividends made on restricted stock may or may not be subjected to the same vesting provisions as the restricted stock, depending on the terms of the award agreement pursuant to which the restricted stock award is granted.

Restricted Stock Units. A restricted stock unit is a notional share of the Company Common Stock that entitles the grantee to receive a share of Common Stock upon the vesting of the restricted stock unit or, in the discretion of the Committee, the cash equivalent to the value of a share of the Company’s Common Stock. The Committee may determine to make grants of restricted stock units under the LTIP to participants containing such terms as it determines. The Committee will determine the period over which restricted stock units granted to participants will vest. Like restricted stock, restricted stock units may vest over time, pursuant to performance criteria, or based on a combination of service and performance.

Dividend Equivalents. The Committee, in its discretion, may grant dividend equivalent rights (either in tandem to other awards or on a stand-alone basis) that entitle the holder to receive cash, shares of the Company’s Common Stock, or other awards equal to any dividends made on a specified number of shares of Common Stock.

Performance and Annual Incentive Awards. For awards granted under the LTIP that are based upon performance criteria specified by the Committee, the Committee will establish the maximum number of shares of Common Stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured. The performance measures to which a performance award are subject will be determined by the Committee and will be based on one or more of the following performance measures: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction; (21) market share; (22) change in the fair market value of the Company’s Common Stock; (23) operating income; (24) objective safety measures such as the total recordable incident rate or the lost time incident rate; (25) other objective measures related to completion of projects; and (26) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. Any of these metrics may be subject to adjustment as provided in the LTIP. Payment of a performance award may be made in cash, shares of the Company’s Common Stock, or a combination thereof, as determined by the Committee. The Committee may establish a performance pool, which shall be an unfunded pool, for purposes of measuring the achievement of a performance goal or goals based on one or more criteria set forth above during the given performance period (which may be a single calendar year or multiple years). The Committee may specify the amount of a performance pool as a percentage of any of such criteria, a percentage in the excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

Bonus Stock Awards. Bonus stock awards are unrestricted shares of the Company’s Common Stock that are subject to such terms and conditions as the Committee may determine. They need not be subject to performance criteria or objectives or to forfeiture.

Other Stock-Based Awards. The Committee, in its discretion, may also grant to participants an award denominated or payable in, referenced to, or otherwise based on or related to the value of the Company’s Common Stock.

Change in Control

The LTIP provides that, upon a “change in control” (as defined in the LTIP), the Committee, in its sole discretion, may accelerate the vesting and exercise date of options and stock appreciation rights, cancel options and stock appreciation rights and cause the Company to make payments in respect thereof in cash or adjust the outstanding options and stock appreciation rights as appropriate to reflect the change in control. In addition, under the LTIP, upon the occurrence of a change in control, the Committee will be permitted to fully vest any awards then outstanding (including restricted stock, restricted stock units, and performance awards) or make such other adjustments to awards as it deems appropriate.

Amendment and Termination of the LTIP

The Supervisory Board, in its discretion, may terminate the LTIP at any time with respect to any shares of Common Stock for which awards have not been granted. The Supervisory Board may also alter or amend the LTIP or any part thereof or award thereunder from time to time; provided that no change to the LTIP or such award may be made that would materially impair the rights of a participant with respect to any previously granted and outstanding award without the consent of the applicable participant. To the extent any amendment to the LTIP requires stockholder approval pursuant to any applicable federal or state law or regulation or the rule of any stock exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, including any increase in any share limitation, such amendment will be subject to the approval of our stockholders. No awards may be granted under the LTIP on or after the tenth anniversary of its effective date.

Employee Stock Purchase Plan

As described above, prior to the completion of the Company’s initial public offering, the board of directors adopted, and shareholders approved, an ESPP, in order to enable eligible employees (including the Named Executive Officers) to purchase shares of the Company’s Common Stock at a discount following the effective date of the ESPP, which is January 1, 2014. Purchases will be accomplished through participation in discrete offering periods. This ESPP is intended to qualify as an employee stock purchase under section 423 of the Code. A maximum of 3,000,000 shares of the Company’s Common Stock has been reserved for issuance under the ESPP, subject to appropriate adjustments to reflect changes in the Common Stock caused by certain events like stock splits or a change in control. The number of shares of stock that may be granted to any single participant in any single option period will be subject to certain limitations set forth in the plan.

Severance Benefits

The Company currently maintains employment agreements with each of the Named Executive Officers other than Messrs. Margavio and Walker. Mr. Mosing’s employment agreement includes an initial term of six years, with automatic extensions for additional one-year periods unless either party provides at least 90 days advance written notice of its intent to terminate the employment relationship as of the end of the term. Under this automatic renewal feature, Mr. Mosing’s employment agreement has currently been extended through December 31, 2013. Mr. Gilbert and Mr. Webre have entered into an employment agreement with an initial term of three years, with automatic extensions on a month-to-month basis until either party provides at least 10 days advance written notice of its intent to terminate the Agreement. These two executives have concluded their initial terms and are currently under monthly renewal.

The employment agreements for these three Named Executive Officers contain certain severance protections that are described in more detail below in “—Potential Payments Upon Termination or a Change in Control.” Generally, the executives who are a part of these agreements are entitled to receive, upon a qualifying termination of employment, cash payments of up to three times the sum of the executive’s base salary and bonus and continued medical care coverage for a specific post-termination period. In addition, Mr. Mosing is entitled to accelerated vesting of any outstanding incentive compensation or stock option awards. The Company believes that severance protection provisions create important retention tools, as post-termination payments allow employees to leave the Company’s employment with value in the event of certain terminations of employment that were beyond their control. Post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in our interest without allowing personal considerations to cloud the decision-making process. In addition, the employment agreements preclude the executives from soliciting employees or competing with the Company for a period of two years following termination of employment (one year in the case of Mr. Mosing). In connection with the review performed by Meridian, the Company is currently re-evaluating the employment agreements and severance provided to determine whether these agreements will continue to meet the Company’s requirements as a public company, or whether new employment agreements will better serve the Company’s goals and requirements on a going-forward basis.

Perquisites and Other Compensation Elements

The Company offers participation in broad-based retirement, health, and welfare plans to all employees. The Company currently maintains a plan intended to provide benefits under section 401(k) of the Code where employees are allowed to contribute portions of their base compensation into a retirement account (the “401(k) Plan”). The Company provides a matching contribution at the rate of 75% of the first $4,000 deferred by an employee (i.e., up to $3,000 in matching contributions). The 401(k) Plan is designed to encourage all employees, including the participating Named Executive Officers, to save for the future.

The Company has historically provided limited perquisites for its Named Executive Officers. The Company believes that providing perquisites such as an automobile allowance, and in some cases, club dues, is an important component of compensation and necessary to compete for top management. However, the Company’s perquisite practice is also being re-evaluated as part of the compensation evaluation process with Meridian, so the perquisites offered to the Named Executive Officers in the future may change.

How Elements of the Company’s Compensation Program Are Related to Each Other

The approximate allocation of compensation elements in the 2012 compensation packages for each Named Executive Officer is as follows:

	Donald Keith Mosing	Mark G. Margavio	W. John Walker	Robert R. Gilbert	C. Michael Webre
Base Salary	8%	54%	28%	57%	56%
Bonus or Annual Cash Incentive Awards	92%	34%	57%	32%	33%
Deferred Compensation Plan Contributions	—	9%	13%	8%	8%
Perquisites and other compensation	* %	3%	2%	3%	3%

Total	100%	100%	100%	100%	100%

*	Represents less than 1%

Following review of the Company’s compensation programs with Meridian, it is expected that these allocations may change for 2013 and future years.

Accounting and Tax Considerations

Section 162(m) of the Code limits the deductibility of certain compensation expenses in excess of $1,000,000 to certain of executive officers in any fiscal year. Compensation that is “performance based” is excluded from this limitation. For compensation to be “performance based,” it must meet certain criteria, including being payable only upon the attainment of predetermined, objective performance goals based upon performance criteria approved by the Company’s stockholders and having such goals be established and the attainment of which certified by a committee of the Supervisory Board that consists only of “outside directors.” While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Company’s overall compensation philosophy and objectives. The Company believes that maintaining the discretion to evaluate the performance of executive officers is an important part of the Company’s responsibilities and benefits public stockholders, and therefore, the Company may award compensation to the Named Executive Officers that is not fully deductible if it is determined that such compensation is consistent with the Company’s compensation philosophy and benefits stockholders. Regardless, section 162(m) of the Code provides that certain compensation of corporations which are privately held and which become publicly held in an initial public offering will not be subject to the deduction limitations of section 162(m) for a transition period following such initial public offering. It is anticipated that the Company’s annual bonuses and certain awards of equity compensation may satisfy the requirements of this exception during the transition period.

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all employees and other service providers, including the executive officers, so that they are either exempt from, or satisfy the requirements of, section 409A of the Code.

Any equity awards that may be granted to our employees, including executive officers, pursuant to the long-term incentive plan the Company has adopted in connection with the initial public offering will be reflected in the Company’s consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, “Compensation—Stock Compensation.”

Risk Assessment

The Company’s board of directors has reviewed the Company’s compensation policies as generally applicable to employees and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	the Company’s overall compensation levels are competitive with the market; and

•	the Company’s compensation mix is balanced among (i) fixed components, like salary and benefits, and (ii) annual incentives that reward the Company’s overall financial and business performance, business unit financial performance, operational measures, and individual performance.

In summary, although a portion of the compensation provided to the Named Executive Officers may be based on the Company’s performance and on the individual successes of the employee, the Company believes its compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both short- and long-term operational and financial goals of the Company. Further, facets of compensation that incentivize these executives but mitigate risk-taking has been and will continue to be one of the many factors considered by the informal compensation committee or other compensation committee, the FII Board, and the Supervisory Board (as applicable) during its review of the Company’s compensation programs and during the design of new programs that have become, or may yet become, effective in connection with the Company’s transition to being a publicly traded company. In the future, the compensation committee or the Supervisory Board will seek to ensure that any changes made to the compensation programs following the completion of the Company’s initial public offering do not encourage excessive and unnecessary risk-taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

Stock ownership guidelines have not currently been implemented for our Named Executive Officers or directors. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the annual compensation earned during 2012 by the Named Executive Officers as of December 31, 2012:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Donald Keith Mosing	2012	746,782	—	9,050,000	547,069	30,825	10,374,676
Chairman of the Supervisory Board, Director, Chief Executive Officer and President
Mark G. Margavio	2012	287,239	184,000	—	68,935	66,000	606,174
Chief Financial Officer
W. John Walker	2012	223,730	450,000	—	91,881	113,000	878,611
Vice President of International Operations
Robert R. Gilbert	2012	382,354	212,100	—	62,247	71,662	728,363
Executive Vice President and Chief Operating Officer—U.S. Services and Pipe and Products
C. Michael Webre	2012	361,340	213,000	—	32,367	66,000	672,707
Vice President of Engineering

(1)	The amounts reflected in this column include total annual salary for 2012, regardless of whether any of these amounts were deferred under our deferred compensation arrangements.
(2)	The amounts reflected in this column are the discretionary cash bonuses that were paid in November 2012 with respect to 2012.
(3)	The amount reflected in this column for Mr. Mosing reflects the performance-based bonus amount for 2012, which is based on a percentage of the Company’s EBITDA for the year. This amount was settled in December 2012 based on year-end EBITDA projections.
(4)	The amounts reflected in this column reflect the portion of the earnings that accrued under the Deferred Compensation Plan in 2012 that were determined to be above-market or preferential under the SEC’s rules, using 120% of the applicable federal long-term rate as the reference rate.
(5)	The amounts reflected in this column include the specific items reflected in the following table. The annual perquisite amounts include an automobile allowance for each named executive officer ($12,000), the expensing of gasoline purchases and tolls for the executive’s personal use of his car ($1,000), and for Messrs. Mosing and Gilbert, the payment of monthly country club dues (annualized at $14,825 and $5,662, respectively).

	Company Contributions Under Deferred Compensation Plan ($)	Employer Matching Contributions Under 401(k) Plan ($)	Perquisites ($)	Total ($)
Donald Keith Mosing	—	3,000	27,825	30,825
Mark G. Margavio	50,000	3,000	13,000	66,000
W. John Walker	100,000	—	13,000	113,000
Robert R. Gilbert	50,000	3,000	18,662	71,662
Michael Webre	50,000	3,000	13,000	66,000

Grants of Plan-Based Awards for 2012

Name	Estimated Future Payouts Under Non- Equity Incentive Plan Awards
Target
Donald Keith Mosing (1)	$—
Mark G. Margavio	—
W. John Walker	—
Robert R. Gilbert	—
C. Michael Webre	—

(1)	Pursuant to the terms of his current employment agreement, Mr. Mosing was entitled in 2012 to an annual bonus award in an amount equal to 2% of the Company’s EBITDA for the year. This amount was not subject to any threshold or maximum levels, and since the Company did not establish an EBIDTA target for the year, there was accordingly, no targeted bonus amount for Mr. Mosing.

Narrative Description to the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2012 Fiscal Year

Employment Agreements. As noted above, three of the Named Executive Officers are currently party to an employment agreement with the Company. Under these employment agreements, Messrs. Mosing, Gilbert, and Webre are entitled to certain base salary, annual bonus payment, and perquisite protections. For example, in each of these employment agreements, the Named Executive Officer’s base compensation can generally be increased but not decreased during the term of the employment agreements. For this purpose, “base compensation” is defined in the employment agreements of Messrs. Gilbert and Webre as including the executive officer’s salary, annual bonus, automobile allowance, and other accrued benefits as of the effective date of the agreement. In addition, Mr. Mosing’s employment agreement currently provides for an annual bonus that is equal to 2% of the Company’s EBITDA for the year, which annual bonus can never be less than the percentage of base salary awarded to any other executive officer as a bonus for the same year. Finally, each of these executive officers is also entitled to a monthly automobile allowance under their employment agreements.

Grants of Plan Based Awards. We previously have not maintained an equity compensation plan and accordingly did not grant any equity-based compensation awards to any Named Executive Officer for 2012. The only grant of any plan-based awards that was made for 2012 was for Mr. Mosing’s annual bonus award, which is described in more detail in the note to the Grants of Plan Based Awards table.

Pension Benefits

The Company maintains the 401(k) Plan for its employees, including the Named Executive Officers, as well as the Deferred Compensation Plan, but at this time, the Company does not sponsor or maintain a pension plan for any of its employees.

Non-Qualified Deferred Compensation Table

Name and Principal Position	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Donald Keith Mosing	214,211	—	757,609	—	7,882,581
Mark G. Margavio	10,000	50,000	85,357	9,890	653,938
W. John Walker	360,000	100,000	128,172	—	1,596,267
Robert R. Gilbert	83,548	50,000	87,498	—	1,009,260
C. Michael Webre	30,000	50,000	44,215	—	486,171

(1)	The amounts reflected in this column are included in the Summary Compensation Table as part of the executive officer’s base salary and/or bonus. Participants may elect to defer up to 75% of their base salary and up to 100% of bonus, commissions, or any such other cash or equity-based compensation as may be approved for deferral by the plan’s administrative committee.
(2)	The amounts reported in this column are included in the Summary Compensation Table (see the “All Other Compensation” table in Note 4 to the Summary Compensation Table). Company contributions are credited to participant accounts from year to year at the sole discretion of the employer and vest in full (along with related earnings on these contributions) after 5 years of credited service.
(3)	This column represents the aggregate earnings for 2012 for each Named Executive Officer’s account under the plan and includes earnings on the executive’s elective deferrals (which earnings are 100% vested), as well as on the Company’s discretionary contributions (which earnings are subject to a five-year vesting schedule). Earnings are calculated based on the executive’s elections from available deemed investment options offered under the plan. The deemed investment options are selected by the plan’s administrative committee, which can add or remove deemed investment options from the plan’s menu from time to time. Participants can select and change their deemed investment allocations at any time.
(4)	This column reflects the aggregate withdrawals or distributions from the plan for each Named Executive Officer in 2012. Distributions are made in accordance with the Named Executive Officer’s distribution elections; participants can elect to receive distributions upon retirement or other termination of employment or upon a specified future date. Upon the officer’s death or disability, all amounts credited to the participant under the plan are accelerated and paid out. Amounts may also be distributed on account of an unforeseeable emergency or to comply with the terms of a qualified domestic relations order. There are various forms of payment that apply to different types of contributions and different types of payment events under the plan; these range from single lump sum payments to equal annual installments over a period from two to ten years, to a combination of forms (i.e., a partial lump sum, with the balance paid in equal annual installments over a specified number of years).
(5)	This column reflects the dollar amount of the total balance in each Named Executive Officer’s account under the plan as of the end of 2012. Some of these amounts are attributable to Company contributions and therefore remain subject to the vesting requirements described in Note 2 to this table above.

Potential Payments Upon Termination or a Change in Control

Current Employment Agreements

Under the terms of Mr. Mosing’s current employment agreement, upon a termination by the Company without “good cause” (as such term is defined below), the executive is entitled to continue to receive his full salary and benefits (including payment of any annual bonuses) for a period of three years following his termination date, and any outstanding incentive or stock option awards held by the executive will become immediately vested. If Mr. Mosing’s employment is terminated by the Company without good cause within the two-year period following a “change in control” (as such term is defined in the agreement), or if Mr. Mosing terminates employment following a change in control on account of certain events that constitute good reason under the employment agreement, then (a) he will be entitled to receive a cash lump sum payment equal to three times the amount of his base salary for the year of the termination, plus three times the amount of his prior year bonus payment (which bonus amount shall be deemed to equal one-fourth of the executive’s base salary for the year in the event no bonus was awarded for the prior year), (b) he will receive continued medical care coverage (including for any covered spouse and/or dependents) for a period of three years following his termination of employment (or until the executive becomes employed by another employer sponsoring a medical plan, if earlier), along with a tax gross-up for any taxable medical benefits, and (c) any outstanding incentive compensation or stock option plan awards held by Mr. Mosing shall become immediately vested.

The employment agreements with Messrs. Gilbert and Webre provide a severance payment equal to three (3) times the sum of the executive’s base salary, automobile allowance, annual bonus, and benefits accrued on the effective date of the agreement upon a termination of employment by the Company without “cause” (as such term is defined below), plus payment of COBRA premiums for 12 months following the termination of employment. If the executive resigns for “good reason” (as such term is defined below) within three years following a “change of control” (as such term is defined below), he is entitled to continue receiving his base compensation in accordance with the Company’s standard payroll practices until the earlier of 12 months following termination of employment or the date that the executive commences full-time employment with another employer (and to also receive payment of COBRA premiums during this same period). If the executive’s employment is terminated due to his death or “disability” (as such term is defined in the employment agreement), he will be entitled to a lump sum payment equal to his pro-rata portion of the annual bonus for the year of such termination, based on his length of service in such year.

The following terms are defined under the current employment agreements for Messrs. Mosing, Gilbert, and Webre, as described below:

•	“Good Cause” includes the following circumstances under Mr. Mosing’s employment agreement, if such circumstances (other than item (a) below) are not cured within 10 business days following written notice from the board that describes the failure in reasonable detail and indicates the steps the employer requires as part of its cure: (a) conviction of either a felony involving moral turpitude or any crime in connection with the executive’s employment with the Company that causes the Company a substantial detriment (does not include traffic offenses), (b) actions or inactions that clearly are contrary to the Company’s best interests; (c) the executive’s willful failure to take lawful actions that are necessary for implementation of any policies established by the board that have been communicated to the executive in writing or that are reflected in the meeting minutes of any board meeting that executive has attended; (d) the executive’s continued failure to attend to his duties as an executive officer, following written notice from the board regarding this failure; or (e) any condition that resulted from the executive’s substantial dependence on alcohol, any narcotic drug, or any other controlled or illegal substance.

•	“Cause” includes the following circumstances under the employment agreements for each of Messrs. Gilbert’s and Webre: (a) misconduct; (b) misappropriation of the Company’s assets; (c) conviction of, or a plea of guilty or no contest to, any felony under any federal or state laws; (d) commission of the act of any fraud against or appropriation of any property belonging to the Company; (e) a material breach of any confidentiality or proprietary information agreement between the executive and the Company; and (f) continued unsatisfactory performance after being provided a written warning and at least 30 days to improve performance.

•	“Good reason” shall exist under Mr. Mosing’s termination if, following a change in control, any of the following occur, as compared to such circumstances existing prior to the change in control: (a) a reduction of the executive’s base salary or potential bonus level or any incentive compensation or stock option plan benefit; (b) a relocation of the executive’s office (or of the principal executive office) to a location that is more than 35 miles from the prior location; (c) requiring the executive to travel to a substantially greater extent to perform the same duties; (d) failing to provide the executive with substantially equivalent benefits as those enjoyed by the executive under the Company’s health and welfare programs, disability plans, and incentive compensation or stock option plans in which the executive was previously participating; (e) materially reducing any such benefits or depriving the executive of any material fringe benefit enjoyed by the executive; (f) failing to provide the executive with at least the same number of paid vacation days to which the executive is entitled on the basis of years of service (giving credit for time served at prior employers); or (g) the executive’s voluntary termination of employment within two years following the change in control as a result of the executive’s good faith determination that as a result of the change in control, the executive can no longer adequately exercise the authorities, functions, or duties attached to the executive’s position as an executive officer of the Company.

•

“Good reason” under the employment agreements of Messers. Gilbert and Webre include a resignation within 60 days of any of the following events (a) a reduction in salary or bonus; (b) a change in the executive’s position with the Company or a successor company that substantially reduces the executive’s duties or responsibilities; (c) a change in title without the express written consent; or (d) a requirement that the executive relocate his place of employment outside of the United States.

•	“Disability” for purposes of the employment agreements for Messrs. Gilbert and Webre means the executive’s inability to carry out his material duties under the agreement for more than six months in any 12 consecutive month period as a result of his incapacity due to mental or physical illness or injury.

•	“Change in control” for purposes of Mr. Mosing’s employment agreement shall generally mean (a) the obtaining by any party or group of 50% or more of the Company’s voting shares pursuant to a “tender offer”; (b) members of the board fail to constitute a majority of the members of the board following a shareholder meeting that involves a contest for the election of directors; (c) the Company executes an agreement for the sale of all of its assets to an unrelated purchaser; (d) the Company adopts a plan of dissolution of liquidation; or (e) the Company enters into an agreement for a merger or consolidation in which it is not the surviving corporation or in which less than 50% of the surviving corporation’s outstanding voting stock is held by the Company’s prior shareholders.

•	“Change of control” for purposes of the employment agreements of Messrs. Gilbert and Webre shall mean (a) the sale, transfer, or other disposition of all or substantially all of the assets of FCC, or (b) the public offering for sale of FCC’s stock.

Deferred Compensation Plan

Each of the Named Executive Officers is entitled to accelerated vesting of the amount of any unvested Company discretionary contributions that have been credited to the officer’s account under the Deferred Compensation Plan upon the occurrence of the earliest of the death of the executive while actively employed, the disability of the executive, a change in control, or an involuntary termination of employment other than for cause. For purposes of this accelerated vesting provision, the following definitions apply:

•	“Disability” means that the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months: (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three months under one of our accident or health plans.

•	“Change in control” for purposes of the Deferred Compensation Plan means a change in the ownership of the employer, a change in the effective control of the employer, or a change in the ownership of a substantial portion of the assets of the employer, all as defined under section 409A of the Code.

•	“Cause” means the participant’s conviction of a felony or other crime; the participant’s commission of any act against the Company constituting willful misconduct, dishonesty, fraud, theft, or embezzlement; the participant’s failure to perform any material services, duties, or responsibilities or to comply with the policies or procedures established by the Company; the participant’s breach of any agreement entered into with the Company prior to or within one year following a termination of employment; the participant’s dependence on any addictive substance; the destruction of or material change to the Company’s property caused by willful or grossly negligent conduct; or the willful engaging by the participant in any other conduct that is demonstrably injurious to the Company.

The following summaries and table describe and quantify the potential payments and benefits that the Company would provide to its Named Executive Officers in connection with a termination of employment and/or change in control, pursuant to the terms of the existing employment agreements that were in effect on December 31, 2012 for each of Messrs. Mosing, Gilbert, and Webre:

Executive	Termination of Employment by the Company Without Cause ($)(1)	Termination of Employment for Death ($)(2)	Termination of Employment by Executive for Good Reason following a Change in Control ($)(3)	Change in Control or Liquidity Event (Without a Termination of Employment) ($)(4)
Donald Keith Mosing(5)	27,485,268	9,844,958	16,821,760	—
Mark G. Margavio	230,800	230,800	—	230,800
W. John Walker	363,840	363,840	—	363,840
Robert R. Gilbert	2,090,730	170,003	639,859	170,003
C. Michael Webre	2,010,976	179,709	610,714	179,709

(1)	Mr. Mosing’s termination payment includes a present value calculation on the 36-month payments. For purposes of calculating the present value, a discount rate of 5% and monthly compounding were applied, and all compensation and benefits were treated as being payable on the first of each month throughout the 36-month term beginning January 1, 2013. For Messrs. Gilbert and Webre, present value calculations (applying the same discount rate and compounding factors) were only applied to the value of the health premiums for the 12-month period because the other payments payable under their employment agreements are payable in a lump sum payment. For each of the Named Executive Officers other than Mr. Mosing, the amounts in this column also include the amounts of unvested Company discretionary contributions under the Deferred Compensation Plan that will become vested upon an involuntary termination without cause.
(2)	Although the existing employment agreements for each of Messrs. Gilbert and Webre provide for a pro-rata annual bonus payment for the year of the executive officer’s termination of employment by reason of death or disability, because such termination date is assumed for purposes of this table to be December 31, 2012, and bonuses for such year were already paid in full prior to such date, no amount is included in this column for payments made under the existing employment agreements for these executive officers. Payments on account of Mr. Mosing’s death have been calculated in the form of a lump sum payment equal to the sum of his annual base salary (as in effect on December 31, 2012), his annual bonus (assuming the same annual bonus payment for 2013 as occurred for 2012), and annual car allowance; plus the present value of continued health coverage for 12 months following termination (assuming a 5% discount rate and monthly compounding). For each of the Named Executive Officers other than Mr. Mosing, payments in this column also reflect the amount of their Deferred Compensation Plan contributions that will become vested upon the executive’s death or disability.
(3)	The amount reflected in this column for Mr. Mosing is payable in a lump sum payment (except for the cost of continued health insurance coverage for a period of 36 months, which was calculated using the same present value factors described in note 1 above) and includes a tax gross-up on his medical insurance premium payments, which was calculated assuming a 35% marginal tax bracket. The amounts for Messrs. Gilbert and Webre represent the present value (using the same discount rate and compounding assumptions described in the notes above) of salary, annual bonus, automobile allowance, and health insurance coverage for a period of 12 months.
(4)	The amounts in this column reflect the amount of Company discretionary contributions to the Deferred Compensation Plan that will become vested upon a change in control.
(5)	For purposes of calculating the potential payments to Mr. Mosing upon a qualifying termination of employment, the annual bonus payment received by Mr. Mosing with respect to 2012 was used to calculate the severance amount for a termination by the Company without cause. In calculating the severance amount for a termination following a change in control, the annual bonus payment received by Mr. Mosing with respect to 2011 was used, as prescribed by the terms of his employment agreement, which require the prior year bonus amount to be included in the severance multiple for such circumstances.

Director Compensation

During 2012, the Company did not pay any fees to members of its board. Going forward, the Company’s board believes that attracting and retaining qualified non-employee directors will be critical to the Company’s future value, growth, and governance. The Supervisory Board also believes that the compensation package for the Company’s non-employee directors should require a significant portion of the total compensation to be equity-based to align the interests of these directors with the Company’s stockholders. Following the appointment of additional members of our Supervisory Board, the Company expects that its newly constituted Supervisory Board will share in that belief. The Company is reviewing with Meridian the non-employee director compensation paid by the Company’s peer group. Based on this review, the director compensation program that, is expected to be implemented includes an annual retainer compensation package for the non-employee directors valued at approximately $150,000, of which $50,000 is expected to be paid in the form of an annual cash retainer, and the remaining $100,000 is expected to be paid in a grant of restricted stock units under the LTIP. In addition, the Company expects to pay the audit committee chairman and each audit committee member an annual amount of $20,000 and $10,000, respectively. The Company currently expects to pay meeting fees in the amount of $1,500 for attendance at each board meeting.

Directors who are also employees of the Company will not receive any additional compensation for their service on the Supervisory Board.

AUDIT COMMITTEE REPORT

The audit committee of the Supervisory Board was formed in connection with the Company’s initial public offering in August 2013. Since the Company’s first Annual Report on Form 10-K containing audited financial statements will not be filed until 2014, the audit committee has not carried out the activities described in Item 407(d)(3) of Regulation S-K. However, the audit committee intends to fully comply with all applicable rules and requirements for public company audit committees as they become applicable to the Company.

Audit Committee of the Supervisory Board of Directors

Sheldon M. Erikson

TRANSACTIONS WITH RELATED PERSONS

Limited Partnership Agreement of FICV

The Company is a holding company whose sole material assets consist of indirect general and limited partnership interests in Frank’s International C.V. (“FICV”). As the indirect sole shareholder of the general partner of FICV, the Company is responsible for all operational, management and administrative decisions relating to FICV’s business and consolidates the financial results of FICV and its subsidiaries.

FICV is a limited partnership that was formed to act as a holding company of various U.S. and foreign operating companies engaged in the Company’s business. Prior to the Company’s initial public offering, the Company’s foreign operating companies were owned directly or indirectly by the Company, and the Company’s U.S. operating companies were owned directly or indirectly by Mosing Holdings, which is owned by members of the Mosing family. In connection with the Company’s initial public offering, the Company contributed all of its foreign operating subsidiaries and a portion of the proceeds from its initial public offering to FICV, and Mosing Holdings contributed all of the Company’s U.S. operating subsidiaries (excluding certain assets that generated a de minimis amount of revenue, including aircraft, real estate and life insurance policies) to FICV. The Company entered into real estate lease agreements and an aviation services agreement with customary terms for continued use of the real estate and aircraft. See “—Transactions with Directors, Executive Officers and Affiliates.”

In exchange for this contribution,

(i)	The Company (indirectly) holds a 74.2% limited partnership interest and a 0.1% general partnership interest in FICV; and

(ii)	Mosing Holdings holds a 25.7% limited partnership interest in FICV.

In accordance with the limited partnership agreement, net profits and net losses of FICV are allocated to its members on a pro rata basis in accordance with their respective percentage of interest in FICV. Accordingly, net profits and net losses of FICV are initially allocated 74.3% to the Company (of which 74.2% relates to the limited partnership interest and 0.1% relates to the general partnership interest held indirectly by the Company) and 25.7% to Mosing Holdings.

The Company will generally be subject to U.S. federal, state and local income taxes on its proportionate share of FICV’s taxable income attributable to U.S. operations. The Company may also incur U.S. branch profits tax on its proportionate share of FICV’s taxable income attributable to U.S. operations. The U.S. branch profits tax is imposed on a non-U.S. corporation’s “dividend equivalent amount,” which generally consists of the corporation’s after-tax earnings and profits (as determined under U.S. federal income tax principles) that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. The limited partnership agreement of FICV provides for distributions to be made at the discretion of the general partner on a pro rata basis to the holders of FICV interests for purposes of funding the holders’ tax obligations with respect to the income of FICV allocated to them. Generally, these tax distributions are computed based on the Company’s estimate of the taxable income of FICV allocable to a holder of FICV interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual resident in Louisiana.

The Company’s Articles and FICV’s limited partnership agreement provide for customary mechanisms to ensure that (i) the Company’s percentage interest in FICV will always equal the percentage of the total number of outstanding shares of Common Stock and Preferred Stock (collectively, “FINV Stock”) represented by its outstanding Common Stock and (ii) Mosing Holding’s (together with any permitted transferee’s) percentage interest in FICV will always equal the percentage of the total number of outstanding shares of the Company’s Common Stock represented by its outstanding Preferred Stock. In this regard, the FICV limited partnership agreement provides that at any time the Company issues a share of its Common Stock, the net proceeds received by the Company with respect to such share, if any, shall be concurrently transferred to FICV and FICV will issue to the Company an additional percentage interest in FICV such that the Company’s total interest in FICV will be equal to (i) the total number of shares of the Company’s Common Stock issued and outstanding divided by (ii) the total number of issued and outstanding FINV Stock, in each case taking into account the newly issued shares of Common Stock. Conversely, if at any time, any shares of Common Stock of the Company are redeemed, FICV shall, immediately prior to such redemption, redeem a proportionate percentage of interest in FICV held indirectly by the Company, upon the same terms and for the same price, as the shares of the Company’s Common Stock are redeemed.

For purposes of any transfer or exchange of Preferred Stock and limited partnership interests in FICV, the Company’s Articles and the partnership agreement of FICV contain provisions linking each share of Preferred Stock in the Company to a proportionate portion of the limited partnership interest in FICV held by Mosing Holdings or its permitted transferee, which portion at any time will equal the total limited partnership interest in FICV held by Mosing Holdings or its permitted transferee divided by the total number of issued and outstanding shares of Preferred Stock of the Company (each such portion being referred to as an “FICV Portion”). Shares of Preferred Stock cannot be transferred unless simultaneously with an equal number of FICV Portions and vice versa.

Mosing Holdings (or any of its permitted transferees) has the right to convert all or a portion of its Preferred Stock into the Company’s Common Stock by delivery to the Company of an equivalent number of FICV Portions. In connection with such conversion, Mosing Holdings or its permitted transferees is also entitled to receive an amount of cash equal to the par value of each share of Preferred Stock so converted plus any accrued but unpaid dividends thereon.

The above mechanism is subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Tax Receivable Agreement

Pursuant to a Tax Receivable Agreement among the Company, Mosing Holdings and FICV, Mosing Holdings and its permitted transferees may exchange their FICV Portions for cash accompanied by the conversion of such shares into shares of the Company’s Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions (the “Exchange”). FICV intends to make an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), effective for each taxable year in which an Exchange occurs. Pursuant to the Section 754 election, each future Exchange is expected to result in an adjustment to the tax basis of the tangible and intangible assets of FICV, and these adjustments will be allocated to the Company. Certain of the adjustments to the tax basis of the tangible and intangible assets of FICV described above would not have been available absent these future Exchanges. The anticipated basis adjustments are expected to reduce the amount of tax that the Company would otherwise be required to pay in the future. These basis adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

The Company has entered into a tax receivable agreement with Mosing Holdings. This agreement generally provides for the payment by the Company of 85% of actual reductions, if any, in payments of U.S. federal, state and local income tax or franchise tax (which reductions are referred to as “cash savings”) in periods following its initial public offering as a result of (i) the basis increases resulting from the Exchanges and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments under the tax receivable agreement. In addition, the tax receivable agreement provides for payment by the Company of interest earned from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreement.

The payment obligations under the tax receivable agreement are the Company’s obligations and are not obligations of FICV. The term of the tax receivable agreement commenced upon the completion of the

Company’s initial public offering and will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the tax receivable agreement.

Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the relative value of the Company’s U.S. and international assets at the time of the exchange, the price of the Company’s Common Stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income the Company realizes in the future and the tax rate then applicable, the Company’s use of loss carryovers and the portion of its payments under the tax receivable agreement constituting imputed interest or depreciable or amortizable basis. The Company expects that the payments that it will be required to make under the tax receivable agreement will be substantial. There may be a substantial negative impact on the Company’s liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the tax receivable agreement exceed the actual benefits the Company realizes in respect of the tax attributes subject to the tax receivable agreement and/or (ii) distributions to us by FICV are not sufficient to permit the Company to make payments under the tax receivable agreement subsequent to the payment of taxes and other obligations. The payments under the tax receivable agreement will not be conditioned upon a holder of rights under a tax receivable agreement having a continued ownership interest in either FICV or the Company.

The tax receivable agreement provides that the Company may terminate it early. If the Company elects to terminate the tax receivable agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the tax receivable agreement (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that it has sufficient taxable income to fully utilize such benefits and that any FICV interests that Mosing Holdings or its transferees own on the termination date are deemed to be exchanged on the termination date). Any early termination payment may be made significantly in advance of the actual realization, if any, of such future benefits. In addition, payments due under the tax receivable agreement will be similarly accelerated following certain mergers or other changes of control. In these situations, the Company’s obligations under the tax receivable agreement could have a substantial negative impact on the Company’s liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments under the tax receivable agreement will be based on the tax reporting positions that the Company will determine. Although the Company is not aware of any issue that would cause the IRS to challenge a tax basis increase or other benefits arising under the tax receivable agreement, the holders of rights under the tax receivable agreement will not reimburse the Company for any payments previously made under the tax receivable agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after the Company’s determination of such excess. As a result, in such circumstances, the Company could make payments that are greater than the Company’s actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect the Company’s liquidity.

Decisions made by Mosing Holdings and certain members of the Mosing family in the course of running the Company’s business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by Mosing Holdings or its permitted transferees under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase Mosing Holdings tax liability without giving rise to any rights of Mosing Holdings to receive payments under the tax receivable agreement.

Payments under the tax receivable agreement, if any, will be made pro rata among all parties to the tax receivable agreement entitled to payments on an annual basis to the extent the Company has sufficient taxable income to utilize the increased tax benefits. The availability of sufficient taxable income to utilize the increased tax benefits will not be determined until such time as the financial results for the year in question are known and tax estimates prepared, which typically occurs within 90 days after the end of the applicable calendar year.

Payments are generally due under the tax receivable agreement within five days following the determination of the applicable tax benefit, which generally is required to occur within 60 days of the filing of the Company’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of interest equal to LIBOR plus 5% from the due date. Except in cases where the Company elects to terminate the tax receivable agreement early, the tax receivable agreement is terminated early due to certain mergers or other changes of control or the Company has available cash but fails to make payments when due, generally the Company may elect to defer payments under the tax receivable agreement if it does not have available cash to satisfy its payment obligations under the tax receivable agreement or if the Company’s contractual obligations limit its ability to make these payments. Any such deferred payments would accrue interest at a rate of interest equal to LIBOR plus 5%. The Company has no present intention to defer payments under the tax receivable agreement.

Because the Company is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on the ability of FICV to make distributions to it in an amount sufficient to cover the Company’s obligations under such agreements; this ability, in turn, may depend on the ability of FICV’s subsidiaries to provide payments to it. The ability of FICV and its subsidiaries to make such distributions will be subject to, among other things, the applicable provisions of Dutch law that may limit the amount of funds available for distribution and restrictions in the Company’s debt instruments. To the extent that the Company is unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid, and the Company will be prohibited from paying dividends on its Common Stock.

FICV Management Agreement

The Company entered into the FICV management agreement with Frank’s International LP B.V., Frank’s International Management B.V. and Mosing Holdings, which constitute the partners in FICV, with respect to the operation and management of FICV in order to facilitate the activities of the Company as a publicly traded company. The FICV management agreement provides for the consent of the FICV partners to facilitate (i) the Company’s percentage interest in FICV remaining equal to the percentage of the total number of outstanding shares of FINV Stock represented by the Company’s outstanding common stock and (ii) Mosing Holdings’ (together with any permitted transferee’s) percentage interest in FICV remaining equal to the percentage of the total number of outstanding shares of FINV Stock represented by the Company’s outstanding Preferred Stock. Please see “—Limited Partnership Agreement of FICV.”

Transactions with Directors, Executive Officers and Affiliates

In connection with the Company’s initial public offering, Mosing Holdings caused the Company’s U.S. operating subsidiaries to distribute certain assets that generated a de minimis amount of revenue, including aircraft, real estate and life insurance policies. Accordingly, these assets were not contributed to FICV in connection with the Company’s initial public offering. As a result, the Company entered into real estate lease agreements with customary terms for continued use of the real estate, under which the Company will incur additional rental expense of approximately $3.8 million per year. In addition, the Company entered into an aviation services agreement with customary terms for continued use of the aircraft, under which it will incur additional charter service expense of approximately $1.1 million per year.

The Company has engaged in transactions with certain of its directors, executive officers and affiliates. In 2012, the Company made distributions of two promissory notes to Ginsoma C.V. (“Ginsoma”) and FWW, which are entities controlled by the Mosing family, in an aggregate amount of $484.0 million. Subsequent to its issuance, the promissory note payable to Ginsoma was assigned to FWW. As of December 31, 2012 and June 30, 2013, there was an aggregate of approximately $464.0 million and $415.3 million, respectively, outstanding under the notes payable to FWW. Interest is charged on the notes at the applicable short-term monthly applicable federal rate as published by the Internal Revenue Service. The notes payable bore interest at a rate of 0.24% per annum as of June 30, 2013. As of December 31, 2012 and June 30, 2013, $320.0 million is included in current portion of notes payable to affiliates because it is due on demand and $144.0 million and $95.3 million, respectively, is included in notes payable to affiliates on the combined balance sheets. During the year ended December 31, 2012, the Company made payments of approximately $58.0 million, which consisted of $57.4 million in principal and $0.6 million in interest. Subsequent to March 31, 2013, the Company made a payment of approximately $28.5 million to reduce the amount outstanding under the notes payable. The Company used a portion of the net proceeds from its initial public offering to repay in full these outstanding notes payable.

In addition, in 2012, the Company issued a note payable to its chief executive officer, in an amount of $2.88 million in connection with a deferred bonus payment. As of December 31, 2012 and June 30, 2013, there was $2.88 million outstanding under the note payable. The Company made no payments of principal or interest under the note payable during the year ended December 31, 2012. As of June 30, 2013, the note payable bore interest at a rate of 3.5% per annum and matures in September 2013.

In 2011, the Company issued various notes payable to certain members of the Mosing family in connection with its purchase of aircraft. The table below presents information regarding these notes payable:

				Payments Made During the Year Ended December 31, 2012
Related Party	Note Payable Amount	Amount Outstanding at December 31, 2012	Amount Outstanding at June 30, 2013	Principal	Interest	Total
Donald Keith Mosing—chief executive officer	$1,000,000	$772,881	$677,992	$182,822	$43,633	$226,455
William B. Mosing—sibling of the Company’s chief executive officer	1,000,000	772,881	677,992	182,822	43,633	226,455
Gregory S. Mosing—sibling of the Company’s chief executive officer	500,000	386,440	338,996	91,411	21,817	113,228
Sharon M. Miller—cousin of the Company’s chief executive officer	500,000	386,440	338,996	91,411	21,817	113,228
Alice M. Mosing—spouse of the Company’s chief executive officer	100,000	77,288	67,798	18,282	4,363	22,645

Total	$3,100,000	$2,395,930	$2,101,774	$566,748	$135,263	$702,011

As of June 30, 2013, each of the notes payable bore interest at a rate 5.0% per annum and each of the notes payable matures in 2016.

The Company has entered into various operating leases with Mosing Land & Cattle Company of Texas, LLC, Mosing Properties LP, and Western Airways, Inc., each of which are entities owned by the Company’s chief executive officer and certain other members of the Mosing family to lease office space and aircraft from such entities. Rent expense related to these leases was $2.8 million, $2.8 million and $3.0 million for the years ended December 31, 2010, 2011 and 2012, respectively and $1.5 million and $1.7 million for the six months ended June 30, 2012 and 2013, respectively. The expiration date of the operating leases currently in place ranges from 2013 to 2017, unless otherwise extended.

As of December 31, 2012 and June 30, 2013, subsidiaries of Mosing Holdings had receivables totaling $6.1 million and $5.6 million, respectively, due from the Company’s chief executive officer and certain members of the Mosing family relating to amounts owed to such subsidiaries for split-dollar life insurance policy premiums that they maintain. The table below presents additional information regarding the split-dollar life insurance policy premiums:

Related Party	Amount Outstanding at December 31, 2012	Amount Outstanding at June 30, 2013
Donald Keith Mosing—chief executive officer	$1,054,866	$1,054,866
William B. Mosing—sibling of the Company’s chief executive officer	1,055,584	1,219,871
Gregory S. Mosing—sibling of the Company’s chief executive officer	418,200	418,200
Alice M. Mosing—spouse of the Company’s chief executive officer	504,681	504,681
Kirkland D. Mosing—cousin of the Company’s chief executive officer and Supervisory Director	377,647	440,588
Steven B. Mosing—cousin of the Company’s chief executive officer and Supervisory Director	600,000	720,000

Total	$4,010,978	$4,358,206

The receivables will be collected either directly from the executive officer, if employment terminates other than by death, or from the executive officer’s beneficiary, if employment terminates due to death of the executive officer.

In 2012, the Company received a death benefit payment of $4.9 million related to the passing of Larry Mosing, its chief executive officer’s uncle. In connection with the Company’s initial public offering, Mosing Holdings caused the Company’s U.S. operating subsidiaries to distribute these split-dollar life insurance policies and the associated accounts receivable, such that they were not contributed to FICV. Accordingly, the Company no longer maintains or records receivables related to these split-dollar life insurance policies.

In June 2013, Mosing Holdings made a distribution in an aggregate amount of $46.5 million to its owners.

Registration Rights Agreement

Mosing Holdings and FWW and certain of their transferees entered into a registration rights agreement with the Company. The registration rights agreement covers all 52,976,000 shares of Preferred Stock and 119,024,000 shares of Common Stock owned by Mosing Holdings and FWW, respectively. Pursuant to this agreement, the parties to the agreement may cause the Company to register their shares of Common Stock under the Securities Act of 1933, as amended, and to maintain a shelf registration statement effective with respect to such shares.

Voting Agreement

Mosing Holdings, FWW and certain members of the Mosing family entered into a voting agreement pursuant to which each shareholder agreed to vote all of their shares of Common Stock and Preferred Stock for the election of directors in the manner specified by a designated shareholder representative, which is initially Donald Keith Mosing, the Company’s chief executive officer.

Procedures for Approval of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•	any person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of any class of the Company’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of any class of the Company’s common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Company’s Supervisory Board has adopted a written related party transactions policy. Pursuant to this policy, the audit committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the audit committee expects to take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock and Preferred Stock by:

•	each person known to the Company to beneficially own more than 5% of the Company’s Common Stock or Preferred Stock;

•	each of the Company’s named executive officers;

•	each member of the Company’s Supervisory Board and Management Board and each director nominee; and

•	all of the Company’s directors and executive officers as a group.

The number of shares of the Company’s Common Stock and Preferred Stock outstanding and the percentage of beneficial ownership is presented as of October 10, 2013.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of the Company’s Common Stock and Preferred Stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, executive officers, or 5% or more stockholders, as the case may be.

Unless otherwise indicated, the address of each person or entity named in the table is 10260 Westheimer Rd., Houston, Texas 77042.

	Common Stock Beneficially Owned(1)		Preferred Stock Beneficially Owned(2)		Percentage of Total FINV Stock Beneficially Owned(3)
Name of Beneficial Owner	Number	%	Number	%
5% shareholders:
FWW B.V. (4)(5)	119,024,000	77.5%	—	—%	57.6%
Mosing Holdings, Inc. (4)(6)	—	—%	52,976,000	100.0%	25.7%
Donald E. Mosing	50,000	* %	—	—%	* %
William Bradford Mosing	10,000	* %	—	—%	* %
Directors and Named Executive Officers:
Donald Keith Mosing (4)(5)(6)(7)(8)	119,104,100	77.6%	52,976,000	100.0%	83.3%
Mark G. Margavio (8)	2,000	* %	—	—%	* %
W. John Walker (8)	7,500	* %	—	—%	* %
C. Michael Webre (8)	1,000	* %	—	—%	* %
Robert R. Gilbert (8)	—	—%	—	—%	—%
Steven B. Mosing (4)(6)	119,024,000	77.5%	52,976,000	100.0%	83.3%
Kirkland D. Mosing (4)(6)	119,039,000	77.5%	52,976,000	100.0%	83.3%
Sheldon Erikson	10,000	* %	—	—%	* %
Gary P. Luquette	—	—%	—	—%	—%
Michael C. Kearney	5,000	* %	—	—%	* %
Frank’s International Management B.V. (7)	—	—%	—	—%	—%
All directors, director nominees and executive officers as a group (12) persons) (8)	119,145,600	77.6%	52,976,000	100.0%	83.3%

*	Represents less than 1%.

(1)	Excludes shares of Common Stock that may be deemed to be beneficially owned by such persons due to their beneficial ownership of shares of Preferred Stock, which are convertible into an equivalent number of shares of Common Stock.
(2)	Each share of Preferred Stock entitles its holder to vote together with the Common Stock as a single class on all matters presented to the Company’s shareholders for their vote.
(3)	Represents percentage of voting power of Common Stock and Preferred Stock voting together as a single class.
(4)	Pursuant to that certain Voting Agreement dated as of July 22, 2013, entered into among Mosing Holdings, Inc., FWW B.V. and certain members of the Mosing family, the shareholders party to the agreement have agreed to vote all of their shares of Common Stock and Preferred Stock for the election of directors in the manner specified by a designated shareholder representative, which is initially Mr. Mosing. As such, Mr. Mosing is entitled to vote on decisions to vote, or to direct the voting of, the shares of Common Stock held by FWW B.V. and Mosing Holdings, Inc. Mr. Mosing disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.
(5)	FWW B.V. is a Dutch company with limited liability. FWW B.V. is controlled by two managing directors, including Donald Keith Mosing and Intertrust (Netherlands) B.V. (“Intertrust”), a corporate service provider. Intertrust is controlled by four managing directors (Otgerus Joseph Anton van der Nap, Peter de Langen, Derk Jan Cornelius Niezing, and Nicole Josephina Johannes Maria Wolthuis-Geeraedts), none of whom has sole or shared voting or investment control over shares owned by Intertrust or FWW B.V. The address of FWW B.V. is Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands.
(6)	Mosing Holdings, Inc. is a Delaware corporation owned by the Mosing Family. Mosing Holdings, Inc. is controlled by three directors, including Donald Keith Mosing, Kirkland D. Mosing and Steven B. Mosing. None of the three directors individually has the power to vote, dispose or direct the disposition of, the shares of common stock held by Mosing Holdings as a result of their directorship.
(7)	Frank’s International Management B.V., a wholly owned subsidiary and the sole member of the Company’s management board, is controlled by two managing directors, including Donald Keith Mosing. The address of Frank’s International Management B.V. is Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands.
(8)	Excludes restricted stock units granted in connection with the Company’s initial public offering in the amount of 1,136,364 restricted stock units for Donald Keith Mosing and 113,636 restricted stock units for each of C. Michael Webre, Mark G. Margavio, W. John Walker, Robert R. Gilbert and Brian D. Baird, because such awards do not vest, and no common stock may be received thereunder, within 60 days of October 10, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during the period in 2013 that the Company’s executive officers and directors were required to file such reports.

ITEM TWO - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is asking its shareholders to provide advisory, non-binding approval of the compensation paid to its Named Executive Officers, as described in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 13, and the compensation tables and narrative discussion that follow such section, as required pursuant to Section 14A of the Exchange Act. The Supervisory Board recognizes that executive compensation is an important matter for the Company’s shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

As described in detail in the CD&A section of this proxy statement, the Company is focused on establishing an executive compensation program that is intended to attract, motivate, and retain key executives and to reward executives for creating and increasing the value of the Company. These objectives are taken into consideration when creating the Company’s compensation arrangements, when setting each element of compensation under those programs, and when determining the proper mix of the various compensation elements for each of the Named Executive Officers. The Company periodically reevaluates whether its compensation programs and the levels of pay awarded under each element of compensation achieve these objectives.

As described in the CD&A, the Company believes its compensation program is effective, appropriate and strongly aligned with the long-term interests of its shareholders and that the total compensation package provided to its Named Executive Officers is reasonable and not excessive. As you consider this Item two, the Company urges you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about compensation philosophy and objectives and the past compensation of the Company’s Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

As an advisory vote, Item two is not binding on the Supervisory Board, will not overrule any decisions made by the Supervisory Board or require the Supervisory Board to take any specific action. Although the vote is non-binding, the Supervisory Board and the members thereof responsible for setting executive compensation value the opinions of the shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for the Company’s Named Executive Officers. In particular, to the extent there is any significant vote against the Company’s Named Executive Officers’ compensation as disclosed in this proxy statement, the Company will consider its shareholders’ concerns, and the Supervisory Board will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

The Company is asking shareholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

The affirmative vote of a simple majority of the votes cast, with the shares of Common Stock and Preferred Stock that are represented either in person or by proxy at the special meeting being treated as a single class, is required for approval of Item two. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

EACH OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM THREE - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In addition to the advisory vote on the compensation of the Company’s named executive officers in Item two, the Company is also required by Section 14A of the Exchange Act to conduct a related advisory vote that enables its shareholders to indicate how frequently it should seek an advisory vote on the compensation of the Company’s named executive officers. By voting on Item three, shareholders may indicate whether the advisory vote on the compensation of the Company’s named executive officers should occur every three years, every two years or every year. After careful consideration of this Item three, the Company’s Supervisory Board and Management Board have determined that an advisory vote on the compensation of the Company’s named executive officers that occurs every three years is the most appropriate alternative for the Company, and therefore recommends that you support a frequency period of every three years for the advisory vote on the compensation.

Setting a three-year period for holding this shareholder vote will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about its executive compensation philosophy. An advisory vote once every three years will be the most effective timeframe for the Company to respond to shareholders’ feedback by providing it with sufficient time to engage with shareholders to understand and respond to the vote results and to implement changes based upon those results. The Company also believes a vote every three years is preferable to a vote every year or every two years, which might hinder the long-term focus of the Company’s compensation plans or overburden investors. The Company’s executive compensation programs are based on its long-term business strategy, which the Company believes is most appropriately assessed over at least a three-year timeframe.

Vote Required

Shareholders are being provided with the opportunity to choose among four options: holding the advisory vote on named executive officer compensation every one, two, or three years, or abstaining. Therefore, shareholders will not be voting to approve or disapprove the recommendation of the Supervisory Board and the Management Board. Generally, approval of matters presented to shareholders requires the affirmative vote of a simple majority of the votes cast, with the shares of Common Stock and Preferred Stock that are represented either in person or by proxy at the special meeting being treated as a single class; however, because this vote is advisory and non-binding, if none of the frequency options receives a simple majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

This vote is advisory and not binding on the Company or the Supervisory Board in any way. Although non-binding, the Supervisory Board will carefully review the voting results on this Item three. Notwithstanding the Supervisory Board and Management Board’s recommendation and the outcome of the shareholder vote, the Supervisory Board may in the future decide to conduct advisory votes on the compensation of the Company’s named executive officers on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders or material changes to compensation programs. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

EACH OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF THREE YEARS FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS

Pursuant to the Company’s Articles, general meetings of shareholders will be held in Amsterdam, The Netherlands in the municipality in which the company has its statutory seat, or at Schiphol (Municipality of Haarlemmermeer). A general meeting of shareholders shall be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of the Company’s financial year, unless the Company’s Articles provide for a shorter period.

The agenda for the 2014 annual meeting shall include, in addition to other matters, any matter the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by our Articles and Dutch law, which is currently set at three percent. In order for such matters to be included in the Company’s proxy material or presented at the 2014 annual meeting, the qualified shareholder must submit the matter to the Company’s Secretary at 10260 Westheimer Rd., Houston, Texas 77042. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the 2014 annual meeting accompanied by a statement containing the reasons for the request. Requests received later than the 60th day prior to the day of the meeting will be considered untimely.

HOUSEHOLDING MATTERS

Shareholders who share a single address will receive only one proxy statement at that address unless the Company has received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact the Company’s Corporate Secretary at (281) 966-7300, or write to Frank’s International N.V., 10260 Westheimer Rd., Houston, Texas 77042, Attention: Corporate Secretary. The Company will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder receiving multiple copies of this proxy statement, you can request householding by contacting the Company in the same manner. If you own your Common Stock or Preferred Stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings also are available to the public at the SEC’s website at www.sec.gov. The Company’s Common Stock is listed on the New York Stock Exchange under the ticker symbol “FI”. Reports and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of the Company’s filings by contacting the Company’s Corporate Secretary at (281) 966-7300, or by writing to Frank’s International N.V., 10260 Westheimer Rd., Houston, Texas 77042, Attention: Corporate Secretary. The Company’s filings are also available on its website at www.franksinternational.com.

SPECIAL MEETING OF SHAREHOLDERS OF

FRANK’S INTERNATIONAL N.V.

November 6, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://proxy.franksinternational.com/	`

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

i Please detach along perforated line and mail in the envelope provided. i

■ 20230400000000000000 2	110613

THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD RECOMMEND A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES,
“FOR” PROPOSAL 2 AND FOR “3 YEARS” ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors		2. Advisory vote to approve executive officer compensation (“say-on-pay”).		☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES Gary P. Luquette
Michael C. Kearney			3 years	2 years	1 year	ABSTAIN
☐WITHHOLD AUTHORITY FOR ALL NOMINEES		3. Advisory vote on the frequency of say on pay votes.	☐	☐	☐	☐

☐FOR ALL EXCEPT (See instructions below)

This proxy is solicited on behalf of the Supervisory Board and the Management Board of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR ALL NOMINEES” on the election of the director nominees, “FOR” proposals 2 and for “3 YEARS” on proposal 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

■

FRANK’S INTERNATIONAL N.V.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 6, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE SUPERVISORY BOARD OF DIRECTORS AND

THE MANAGEMENT BOARD OF DIRECTORS

The undersigned hereby appoints Brian D. Baird and Mark G. Margavio as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock and Preferred Stock of Frank’s International N.V. held by the undersigned on the date of the Special Meeting of Stockholders, to be held on November 6, 2013, at 1:00 p.m. Central European Time (“CET”), at J.J. Viottastraat 52, 1071 JT Amsterdam, the Netherlands.

(Continued and to be signed on the reverse side.)

¢	14475 ¢